As filed with the Securities and Exchange
Commission on December 1, 2004                             Registration No. [__]
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                    FORM SB-2
                            -------------------------

                               Amendment No. 1 to
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         COMMISSION FILE NO.: 000-050469

                              VERIDIUM CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                                                           59-3764931
--------------------------------------------------------------------------------
(State of other jurisdiction of                                  (IRS Employer
incorporation or organization)                               Identification No.)

1 JASPER STREET, PATERSON, NEW JERSEY                                07522
--------------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip Code)

                                 (973) 942-7700
--------------------------------------------------------------------------------
               (Registrant's telephone number including area code)


                                Kevin E. Kreisler
                      Chairman and Chief Executive Officer
                              VERIDIUM CORPORATION
                                One Jasper Street
                           Paterson, New Jersey 07522
                                 (973) 942-7700
            (Name, address and telephone number of agent for service)
                          -----------------------------
                          Copies of Communications to:
                             Jeffrey A. Baumel, Esq.
                             McCarter & English, LLP
                               Four Gateway Center
                               100 Mulberry Street
                            Newark, New Jersey 07102
                                 (973) 622-4444
                          ----------------------------

                  Approximate date of commencement of proposed
              sale to the public: As soon as practicable after the
                 effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                         CALCULATION OF REGISTRATION FEE
------------------------- ---------------------- ----------------------- ---------------------- ---------------------
                                                    Proposed maximum       Proposed maximum
 Title of each class of       Amount to be         offering price per     aggregate offering         Amount of
    securities to be         registered (1)             unit (2)               price (2)          registration fee
       registered
------------------------- ---------------------- ----------------------- ---------------------- ---------------------
Common Stock, par value
$0.001 per share                8,757,161                $0.09                 $788,144                 $222
------------------------- ---------------------- ----------------------- ---------------------- ---------------------

(1) Includes 2,175,000 shares of common stock issuable upon the exercise of warrants to purchase common stock and 4,895,348 shares of common stock issuable upon conversion of convertible debentures. Also includes 1,686,813 shares of common stock securing the convertible debentures.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 (the "Securities Act"), based upon the average of the high and low bid price of the registrant's common stock as reported on the OTC Bulletin Board on November 26, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                             PRELIMINARY PROSPECTUS
                              SUBJECT TO COMPLETION
                             DATED December 1, 2004

                              VERIDIUM CORPORATION

                        8,757,161 Shares of Common Stock

Certain selling stockholders named on page 23 wish to sell shares of our common stock, $0.001 par value, under this prospectus. Of the 8,757,161 shares of common stock included in this prospectus, 2,175,000 shares of common stock are issuable upon the exercise of warrants to purchase common stock and 4,895,348 shares of common stock are issuable upon the exercise of convertible debentures. In addition, 1,686,813 shares of our common stock included in this prospectus secure the convertible debentures. See "Selling Stockholders" and "Plan of Distribution." Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol VRDM. On November 26, 2004, the last reported sale price of our common stock on the OTC Bulletin Board was $0.09 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. PLEASE READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is December 1, 2004

--------------------------------------------------------------------------------
No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us, the Selling Stockholders or any underwriter. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the common stock offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.
--------------------------------------------------------------------------------


                                TABLE OF CONTENTS
                                                                                                                 Page
Summary                                                                                                           3
Summary Consolidated Financial Data                                                                               5
Risk Factors                                                                                                      6
Special Cautionary Note Regarding Forward Looking Statements                                                      9
Use of Proceeds                                                                                                   9
Market for Common Equity and Related Stockholder Matters                                                         10
Business                                                                                                         11
Management's Discussion and Analysis of Financial Condition and Results of Operations                            14
Management                                                                                                       19
Executive Compensation                                                                                           20
Certain Relationships and Related Transactions                                                                   21
Security Ownership of Certain Beneficial Owners and Management                                                   22
Selling Stockholders                                                                                             23
Plan of Distribution                                                                                             24
Description of Securities                                                                                        25
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure                             28
Legal Matters                                                                                                    28
Experts                                                                                                          28
Where You Can  Find Additional Information                                                                       28
Financial Statements                                                                                            F-1

                                     SUMMARY

     You should read this summary together with the more detailed information, including our financial statements and related notes, appearing elsewhere in this prospectus. In this prospectus, "we", "us", "our" and "the Company" refer to Veridium Corporation unless the context requires otherwise.

                              VERIDIUM CORPORATION

     We  are  an  environmental   services   provider  that  uses  patented  and
proprietary green technologies to recycle, reuse and mine all recoverable resources from industrial hazardous wastes in a safe, compliant and cost-effective manner. Our services include:

o Recycling Services - we provide the service of recycling hazardous wastes (for which we charge retail and wholesale tipping fees that are comparable to disposal fees), from which we mine commodities (which we then market and sell to manufacturers); and

o Environmental Services - for similar tipping fees, we provide a series of broader value-added environmental services incidental to and in furtherance of our recycling services, including transportation, distribution, remedial and other related services.

We intend to build a fully integrated national hazardous waste recycling company. We plan to do this in several ways: organically, through the expansion of our existing services, acquisitively, through the accretive consolidation of strategic assets, and through the ongoing development and commercialization of profitable green technologies. Our ambition is to be viewed as the leading provider of value-added, environmentally conscious and cost-effective hazardous waste management services based on our green technologies.

     During 2003, Veridium completed of a number of acquisitions and a merger, the integration of the various companies acquired, financing these activities, recapitalizing our pre-consolidation balance sheet, and sales growth.

     This prospectus has been prepared assuming that we will continue as a going concern. We incurred a loss of approximately $584,000 the nine months ended September 30, 2004 which included severance expenses of approximately $380,000. As of September 30, 2004 the Company had approximately $83,000 in cash, and current liabilities exceeded current assts by approximately $2,000,000 including $744,000 in liabilities that are convertible into equity. As a result, the Independent Registered Public Accounting Firms' Report on our financial statements includes a paragraph indicating doubt about our ability to continue as a going concern. We will attempt to improve our operations by better managing our costs, increasing our sales and continuing to integrate our acquired companies' operations.

RECENT DEVELOPMENTS

Laurus Financing

     On March 31, 2004, we closed on a revolving fixed price convertible facility in the amount of $2.5 million with the Laurus Master Fund (the "Laurus Financing"), from which we received $1.75 million. Structured like a standard receivables-based line of credit, this facility carries interest at prime plus 5%, subject to a floor of 9%, and a term of three years. At March 31, 2004, prime rate was 4%. The debt may be converted into equity at a fixed conversion price equal to $0.43 per share. We issued Laurus seven-year detachable warrants to purchase shares of the Company's common stock as follows: 450,000 at 115% of the average market price for the ten days prior to closing ($0.48), 400,000 at 125% of the average market price for the ten days prior to closing ($0.52), and 250,000 at 135% of the average market price for the ten days prior to closing ($0.56). The proceeds of the Laurus Financing were used to repurchase outstanding accounts receivable subject to a factoring agreement (about $0.5 million), repayment of senior debt in the amount of $0.5 million, and the payment of junior debt of $0.25 million. 3,895,348 shares of common stock of this offering are issuable upon the conversion of about $1.75 million in debt and 1,100,000 shares of common stock of this offering are issuable upon the exercise of warrants to purchase common stock that were issued to Laurus.

[GRAPHIC OMITTED]

CCS Financing

     In May 2003, the Company issued $0.85 million in subordinated convertible debentures to three institutional investors (the "CCS Debenture"). These debentures bear interest at 12% per year and are convertible into common stock of the Company at the rate of $0.60 per share. $0.25 million of the principal of the CCS Debentures were redeemed in connection with the Laurus Financing. We issued the CCS investors 825,000 five-year detachable warrants to purchase shares of the Company's common stock at $0.60 and 250,000 five-year detachable warrants to purchase shares of the Company's common stock at $0.40 in connection with the CCS Debenture. The proceeds of the CCS Debenture were used to complete the acquisition of the Environmental Services Division of R.M. Jones & Co., Inc., in 2003 and for general working capital purposes during 2003. 1,000,000 shares of common stock covered by this prospectus are issuable upon the conversion of debt and 1,075,000 shares of common stock of this offering are issuable upon the exercise of warrants to purchase common stock and are related to the CCS Debenture. In addition, 1,686,813 shares of common stock that are included in this prospectus secure the CCS Debenture.

                                  THE OFFERING

Shares of common stock offered                            8,757,161

Use of Proceeds                                           We will  not be  receiving  any  proceeds  from  this  offering;
                                                          however we will receive  proceeds  upon the exercise of warrants by the selling  stockholders.  Certain selling  stockholders may wish to offer to sell  shares  of our  common  stock  that  they acquire  upon  exercise of  warrants  to purchase  shares of our common stock and  conversion of convertible  debentures.  In the event of default on the convertible debentures,  certain selling shareholders  may also sell shares of our common  stock that are securing payment of the convertible debentures.

OTC Bulletin Board Symbol                                 VRDM


                                   OUR OFFICES

Our principal executive offices are located at One Jasper Street, Paterson, New Jersey 07522, and our telephone number is (973) 942-7700. Our Internet address is www.veridium.com. The information on our web site is not incorporated by reference into, and does not constitute part of, this prospectus.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The summary financial data is derived from the historical financial statements of Veridium Corporation. This summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" as well as our historical financial statements and the related notes thereto, included elsewhere in this prospectus. We completed several acquisitions during 2003 which had a significant impact on our financial results

                                                Nine Months Ended,         Years Ended December 31,
                                             2004              2003           2003             2002
                                         ----------------------------------------------------------------
Statement of Operations Data:
Revenue ...............................   $  9,903,665    $  8,103,703    $ 13,001,111    $  3,980,391
Cost of revenue .......................      7,437,209       6,332,959      10,741,511       3,781,496
                                          ------------    ------------    ------------    ------------
   Gross profit .......................      2,466,456       1,770,744       2,259,600         198,895

Selling expenses ......................        816,326         891,314       1,215,213         251,572
General and administrative expenses ...      1,628,314       1,546,925       3,211,545       2,258,258
Severance Expense .....................        382,480            --              --              --
Loss on impairment of long-lived assets           --              --         8,509,310       2,541,748
                                          ------------    ------------    ------------    ------------
   Total operating expenses ...........      2,827,120       2,438,239      12,936,068       5,051,578

Loss from operations ..................       (360,664)       (667,495)    (10,676,468)     (4,852,683)

Other income (expense) ................       (213,043)       (554,150)     (3,539,233)       (609,461)

Loss before provision
   for income taxes ...................       (573,707)     (1,221,645)    (14,215,701)     (5,462,144)

Provision for income taxes ............        (10,588)         (3,470)         (4,339)         (1,954)
                                          ------------    ------------    ------------    ------------

Loss ..................................   $   (584,295)   $ (1,225,115)   $(14,220,040)   $ (5,464,098)
                                          ============    ============    ============    ============

Basic loss attributable to
   common shareholders ................   $      (0.02)   $      (0.09)   $      (0.93)   $      (0.84)
                                          ============    ============    ============    ============

Diluted loss attributable to
   common shareholders ................   $      (0.02)   $      (0.09)   $      (0.93)   $      (0.84)
                                          ============    ============    ============    ============

Weighted average shares of
   common stock outstanding ...........     26,008,733      12,966,831      15,270,329       6,491,905
                                          ============    ============    ============    ============

Weighted average shares of common
   stock outstanding plus potentially
   dilutive common shares .............     26,008,733      12,966,831      15,270,329       6,493,333
                                          ============    ============    ============    ============

                                             September 31,         December 31,
                                                      2004              2003
                                          -------------------------------------------------------------
Balance Sheet Data:

Cash                                           $     85,320        $    89,392
Working capital                                 (2,096,616)       (2,184,922)
Total assets                                     17,234,957        15,829,127
Long term obligations                             6,092,778         3,213,857
Total liabilities                                11,316,790        10,357,030
Total stockholders' equity (deficit)              4,993,167         4,547,097

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors, in addition to the other information contained in this prospectus, in connection with an investment in the common stock offered hereby. This prospectus contains certain forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus. An investment in the common stock offered hereby involves a high degree of risk and is suitable only for investors who are able to afford to lose their entire investment.

     Despite our recent net income, we have a history of losses from operations, we have received a going concern opinion from our independent auditors, and may incur additional losses in the future which could adversely affect our operations and your investment in our common stock.

     We posted an audited net loss of $14,220,040 for the year ended December 31, 2003. Our accumulated deficit was $26,971,713 at December 31, 2003. Our unaudited consolidated balance sheet as of June 30, 2004, reflected an accumulated deficit of $27,084,545. As of September 30, 2004 the Company had approximately $85,000 in cash, and current liabilities exceeded current assts by approximately $2,100,000 including $744,000 in liabilities that are convertible into equity. If we fail to sustain profitability in the future, we may be unable to fund our continuing operations. As a result of the matters described in the preceding paragraph, the Independent Registered Public Accounting Firms' Report on our financial statements includes a paragraph indicating doubt about our ability to continue as a going concern. The financial statements included in the prospectus do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Our industrial waste management services subject us to potential environmental liability.

     Our business of rendering services in connection with management of waste, including certain types of hazardous waste, subjects us to risks of liability for damages. Such liability could involve, without limitation:

     o claims for clean-up costs, personal injury or damage to the environment in cases in which we are held responsible for the release of hazardous or radioactive materials; and

     o claims of employees, customers, or third parties for personal injury or property damage occurring in the course of our operations.

     We could also be deemed a responsible party for the cost of cleaning any property which may be contaminated by hazardous substances generated by us and disposed at such property or transported by us to a site selected by us, including properties we own or lease.

The conversion of our convertible debentures, the exercise of our outstanding warrants and options and the Company's various anti-dilution and price-protection agreements could cause the market price of our common stock to fall, and may have dilutive and other effects on our existing stockholders.

     The conversion of our outstanding convertible debentures, and the exercise of our outstanding warrants and options could result in the issuance of up to 7,070,348 shares of common stock, assuming all outstanding warrants and options are currently exercisable, and taken with the Company's various anti-dilution and price-protection agreements, are subject to adjustment pursuant to certain anti-dilution and price-protection provisions. Such issuances would reduce the percentage of ownership of our existing common stockholders and could, among other things, depress the price of our common stock. This result could detrimentally affect our ability to raise additional equity capital. In addition, the sale of these additional shares of common stock may cause the market price of our stock to decrease.

If we cannot maintain our government permits or cannot obtain any required permits, we may not be able to continue or expand our operations.

     Our business is subject to extensive, evolving, and increasingly stringent federal, state, and local environmental laws and regulations. Such federal, state, and local environmental laws and regulations govern our activities regarding the treatment, storage, recycling, disposal, and transportation of hazardous and non-hazardous waste. We must obtain and maintain permits, licenses and/or approvals to conduct these activities in compliance with such laws and regulations. Failure to obtain and maintain the required permits, licenses and/or approvals would have a material adverse effect on our operations and financial condition. If we are unable to maintain our currently held permits, licenses, and/or approvals or obtain any additional permits, licenses and/or approvals which may be required as we expand our operations, we may not be able to continue certain of our operations.

Changes in environmental regulations and enforcement policies could subject us to additional liability and adversely affect our ability to continue certain operations due to the regulated nature of our operations.

     Because the environmental industry continues to develop rapidly, we cannot predict the extent to which our operations may be affected by future enforcement policies as applied to existing laws, by changes to current environmental laws and regulations, or by the enactment of new environmental laws and regulations. Any predictions regarding possible liability under such laws are complicated further by current environmental laws which provide that we could be liable, jointly and severally, for certain activities of third parties over whom we have limited or no control.

As our operations expand, we may be subject to increased litigation which could have a negative impact on our future financial results.

     Our operations are regulated by numerous laws regarding procedures for waste treatment, storage, recycling, transportation and disposal activities, all of which may provide the basis for litigation against us. In recent years, the waste treatment industry has experienced a significant increase in so-called "toxic-tort" litigation as those injured by contamination seek to recover for personal injuries or property damage. We believe that as our operations and activities expand, there will be a similar increase in the potential for litigation alleging that we are responsible for contamination or pollution caused by our normal operations, negligence or other misconduct, or for accidents which occur in the course of our business activities. Such litigation, if significant and not adequately insured against, could adversely affect our financial condition and our ability to fund our operations. Protracted litigation would likely cause us to spend significant amounts of our time, effort and money. This could prevent our management from focusing on our operations and expansion.

If we cannot maintain adequate insurance coverage, we will be unable to continue certain operations.

     Our business exposes us to various risks, including claims for causing damage to property and injuries to persons who may involve allegations of negligence or professional errors or omissions in the performance of our services. Such claims could be substantial. We believe that our insurance coverage is presently adequate and similar to, or greater than, the coverage maintained by other companies in the industry of our size. If we are unable to obtain adequate or required insurance coverage in the future or, if our insurance is not available at affordable rates, we would violate our permit conditions and other requirements of the environmental laws, rules and regulations under which we operate. Such violations would render us unable to continue certain of our operations. These events would have a material adverse effect on our financial condition.

Our operations will suffer if we are unable to manage our rapid growth.

     We are currently experiencing a period of rapid growth through internal expansion and strategic acquisitions. This growth has placed, and could continue to place, a significant strain on our management, personnel and other resources. Our ability to grow will require us to effectively manage our collaborative arrangements and to continue to improve our operational, management, and financial systems and controls, and to successfully train, motivate and manage our employees. If we are unable to effectively manage our growth, we may not realize the expected benefits of such growth, and such failure could have a material adverse effect on our operations and financial condition.

If we are unable to protect our proprietary technologies, our growth could be limited.

     Our success is connected to our ability to maintain our proprietary technologies. The steps taken by us to protect our proprietary technologies may not be adequate to prevent misappropriation of these technologies by third parties. Misappropriation of our proprietary technology could have an adverse effect on our operations and financial condition. Changes to current environmental laws and regulations also could limit the use of our proprietary technology.

We may have difficulty integrating our recent acquisitions into our existing operations.

     Our recent acquisitions will involve the integration of companies that have previously operated independently from us, with focuses on different geographical areas. We cannot assure you that we will be able to fully integrate the operations of these companies without encountering difficulties or experiencing the loss of key employees or customers of such companies. In addition, we cannot assure you that the benefits expected from such integration will be realized.

Key personnel are critical to our business and our future success depends on our ability to retain them.

     Our success depends on the contributions of our key management, environmental and engineering personnel. The loss of these officers could have a material adverse effect on our operations, revenues, prospects, and our ability to raise additional funds. Our future success depends on our ability to retain and expand our staff of qualified personnel, including environmental technicians, sales personnel and engineers. Without qualified personnel, we may incur delays in rendering our services or be unable to render certain services. We cannot be certain that we will be successful in our efforts to attract and retain qualified personnel as their availability is limited due to the demand of hazardous waste management services and the highly competitive nature of the hazardous waste management industry. We do not maintain key person insurance on any of our employees, officers or directors.

If environmental regulation or enforcement is relaxed, the demand for our services will decrease.

     The demand for our services is substantially dependent upon the public's concern with, the continuation and proliferation of, the laws and regulations governing the treatment, storage, recycling, and disposal of hazardous and non-hazardous waste. A decrease in the level of public concern, the repeal or modification of these laws, or any significant relaxation of regulations relating to the treatment, storage, recycling, and disposal of hazardous waste and low-level radioactive waste would significantly reduce the demand for our services and could have a material adverse effect on our operations and financial condition. We are not aware of any current federal or state government or agency efforts in which a moratorium or limitation has been, or will be, placed upon the creation of new hazardous waste regulations that would have a material adverse effect on us.

Some of our existing stockholders can exert control over us and may not make decisions that further the best interests of all stockholders.

     Our officers, directors and principal stockholders (greater that 5% stockholders) together control approximately 18% of our outstanding common stock, 100% of our outstanding Series A preferred stock, and 98% of our outstanding Series B preferred stock. Series A preferred stock votes on an as converted basis as five shares of common stock and Series B preferred stock votes on an as converted basis as 25 shares of common stock. As a result, these stockholders, if they act individually or together, may exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of us and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

Our common stock qualifies as a "penny stock" under SEC rules which may make it more difficult for our stockholders to resell their shares of our common stock.

     Our common stock trades on the Over-The-Counter Bulletin Board. As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it were listed on a stock exchange or quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market. Because our common stock does not trade on a stock exchange or on the Nasdaq National Market or the Nasdaq Small-Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock qualifies as a "penny stock." SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock could affect the market liquidity of the shares, which in turn may affect the ability of holders of our common stock to resell the stock.

          SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this Prospectus contains forward-looking statements, which are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans to," "estimates," "projects," or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission (the "SEC"), including the Quarterly Reports on Form 10QSB to be filed by us in the fiscal year 2004.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stockholders and we will not receive proceeds from the conversion of the convertible debentures. We will receive proceeds upon the exercise of any warrants by the selling stockholders. The principal reason for this offering is to allow for the resale of the shares of common stock underlying the convertible debentures and warrants to purchase shares of our common stock owned by the selling stockholders. The selling stockholders acquired such securities from us in a private placement of convertible debentures and warrants to purchase shares of our common stock.

     The proceeds of the Laurus Financing were used to (a) repurchase outstanding accounts receivable subject to a factoring agreement (about $0.5 million), (b) repayment of senior debt in the amount of $0.5 million, and (c) the payment of junior debt of $0.25 million. The proceeds of the CCS Debenture were used to (a) complete our acquisition of the Environmental Services Division of R.M. Jones & Co., Inc., in 2003 (about $0.5 million) and (b) for general working capital purposes during 2003 (about $0.35 million).

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Veridium's Common Stock trades on the over the counter bulletin board maintained by the NASD under the symbol "VRDM." The following table sets forth, for the periods indicated, the range of high and low closing bid prices for the Company's Common Stock as adjusted for its merger completed during the period and as reported by the National Association of Securities Dealers composite feed or other qualified inter-dealer quotation medium and obtained from the National Quotation Bureau, LLC. The reported bid quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

Period                                                    High                                   Low
---------------------------------------------------------------------------------------------------------------------
2004 First Quarter                                        0.47                                   0.33
2004 Second Quarter                                       0.46                                   0.19
2004 Third Quarter                                        0.30                                   0.12
2003 First Quarter                                        1.50                                   0.82
2003 Second Quarter                                       1.60                                   0.20
2003 Third Quarter                                        0.86                                   0.60
2003 Fourth Quarter                                       0.70                                   0.35
2002 First Quarter                                        3.20                                   1.60
2002 Second Quarter                                       2.00                                   1.00
2002 Third Quarter                                        1.60                                   0.60
2002 Fourth Quarter                                       1.80                                   0.80

Title of Class                                Approximate Number of Holders of Record as of December 31, 2003
Common Stock, 0.001 par value                                              2,294

     The number of holders does not give effect to beneficial ownership of shares held in the street name of stock brokerage houses or clearing agents and does not necessarily reflect the actual ownership of the shares.

Dividends

     We have no present intention of paying dividends in the foreseeable future. Our policy for the time being is to retain earnings and utilize the funds for operations and growth. Future dividend policies will be determined by the Board of Directors based on our earnings, financial condition, capital requirements and other existing conditions.

Equity Compensation Plan Information

     The following table provides information with respect to the equity securities that are authorized for issuance under our compensation plans as of December 31, 2003:

--------------------------- -------------------------- -------------------------- ----------------------------------

                             Number of securities to       Weighted-average        Number of securities remaining
                             be issued upon exercise       exercise price of        available for issuance under
                             of outstanding options,     outstanding options,         equity compensation plans
                             warrants and rights (a)    warrants and rights (b)    (excluding securities reflected
                                                                                           in column (a))
--------------------------- -------------------------- -------------------------- ----------------------------------
Equity compensation plans
approved by security                1,380,000                    $0.60                        2,500,000
holders
--------------------------- -------------------------- -------------------------- ----------------------------------
Equity compensation plans
not approved by security               --                         --                             --
holders
--------------------------- -------------------------- -------------------------- ----------------------------------
Total                               1,380,000                    $0.60                        2,500,000
--------------------------- -------------------------- -------------------------- ----------------------------------

                           BUSINESS

You should read the following description of our business in conjunction with the information included elsewhere in this prospectus. This description contains certain forward-looking statements that involve risk and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements as a result of certain of the factors set forth in the "Risk Factors" section and elsewhere in this prospectus.

Summary

We are an environmental services provider that uses patented and proprietary green technologies to recycle, reuse and mine all recoverable resources from industrial hazardous wastes in a safe, compliant and cost-effective manner. Our services include:

     o Recycling Services - we provide the service of recycling hazardous wastes (for which we charge retail and wholesale tipping fees that are comparable to disposal fees), from which we mine commodities (which we then market and sell to manufacturers); and

     o Environmental Services - for similar tipping fees, we provide a series of broader value-added environmental services incidental to and in furtherance of our recycling services, including transportation, distribution, remedial and other related services.

Company Background

     The Company was formed in 1984 as KBF Pollution Management, Inc. ("KPMI") and was merged with its wholly owned subsidiary, Veridium Corporation in 2003 upon the completion of a series of acquisitions and the consolidation of the former Environmental Services Division of R.M. Jones & Co., Inc. ("ESD"), Enviro-Safe, Corp. ("ESC"), American Metals Recovery, Corp. ("AMRC"), New World Recycling, Inc. ("NWR"), and Metal Recovery Transportation, Corp., ("MRTC") with Veridium Environmental Corporation ("VEC") and into Veridium Corporation. We presently operate four service centers: our recycling facility and principal offices in Paterson, New Jersey, our RCRA Part B permitted TSDF in Lowell, Massachusetts, our field service operation in Sandwich, Massachusetts and our technical services center in Farmington, Connecticut.

     Veridium Corporation holds seven wholly-owned subsidiaries. VEC is our primary operating entity - all commercial activity is conducted through this subsidiary. VEC, in turn, is the sole owner of AMRC, ESD, ESC and MRTC. AMRC owns NWR and ESD holds Jones Environmental Services (North East), Inc. ("JES-NE"). AMRC is the holding company for our New Jersey recycling facility and JES-NE is the holding company for our Massachusetts based RCRA Part B TSD facility. ESC is the holding company for our field services assets and MRTC is the holding company for our transportation assets.

Business Strategy

     We intend to build a fully integrated national hazardous waste recycling company. We plan to do this in several ways: organically, through the expansion of our existing services, acquisitively, through the accretive consolidation of strategic assets, and through the ongoing development and commercialization of profitable green technologies. Our ambition is to be viewed as the leading provider of value-added, environmentally conscious and cost-effective hazardous waste management services based on our green technologies. We expect to employ the following key tactics:

     o Organic Growth. We intend to grow share organically by maximizing the distribution of qualified hazardous wastes into our recycling operations. We plan to achieve this in our home demographic with our direct sales presence. We expect to enhance these efforts through the formation of key strategic alliances with compatible companies that command appreciable national share and the ready ability to distribute our brand across the landscape of the national market.

     o Strategic and Accretive Acquisitive Development. We plan to compliment our organic growth with the evolution of our direct service reach into new contiguous regional markets by acquiring qualified targets, ultimately building a lean national hub-and-spoke web of recycling facilities and distribution centers. We do not intend to complete any acquisition unless its assets are strategic or its operations are accretive to ours. We believe that we are well positioned to capitalize on the recent consolidation activity in the industry to acquire strategic service, distribution and processing assets with attractive rates of return.

     o Green Technology Development. We believe that our recycled products can be accretive to earnings as we develop share nationally. We expect that further mining and processing of these products at volume on a selective basis will enhance our earnings. We accordingly intend to continue to develop and implement new green technologies to increase the depth of our capabilities through the vertical integration of increased mining and production capabilities. In a similar fashion, we plan to develop technologies to increase the breadth of our capabilities through the horizontal integration of additional hazardous waste recycling and processing capabilities.

Market Overview

     Most chemical wastes generated in the United States by industrial processes have been handled on-site at the generators' facilities. Over the past 30 years, increased public awareness of the harmful effects of unregulated disposal of chemical wastes on the environment and health has led to federal, state and local regulation of chemical waste management activities. The statutes regulating the management of chemical wastes include the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980. These statutes are primarily administered by the United States Environmental Protection Agency. Environmental laws and regulations impose stringent standards for the management of chemical wastes and provide penalties for violators. In addition, as a result of these laws and regulations, generators and others are subject to continuing liability for past disposal and environmental degradation. As a result of the increased liability exposure associated with chemical waste management activities and a corresponding decrease in the availability of insurance and significant cost increases in administering compliance and facility capital improvements, many generators of chemical wastes have found it uneconomical to maintain their own treatment and disposal facilities or to develop and maintain the technical expertise necessary to assure regulatory compliance. Accordingly, many generators have sought to have their chemical wastes managed by firms that possess the appropriate treatment and disposal facilities, as well as the expertise and financial resources necessary to attain and maintain compliance with applicable environmental regulatory requirements. At the same time, governmental regulation has resulted in a reduction of the number of facilities available for chemical waste treatment, storage or disposal, as many facilities have been unable to meet the strict standards imposed by the environmental laws and regulations.

Environmental Laws

     Veridium's operations are subject to extensive and evolving federal, state, and local environmental laws and regulations. Such federal, state, and local environmental laws and regulations govern our activities regarding the management of hazardous and other industrial wastes. Permits, licenses and/or other approvals are required in order to conduct these activities in compliance with such laws and regulations. Maintaining compliance with applicable laws and regulations is a constant operational goal of our business and is necessary to our ability to service our clients. The costs of obtaining these permits, licenses and/or other approvals, as well as environmental compliance in general, are an integral component of our ongoing operating expenses.

Other Contingencies

     The Company is subject to various regulatory requirements, including the procurement of requisite licenses and permits at its facilities. These licenses and permits without which the Company's operations would be adversely affected are subject to periodic renewal. The Company anticipates that, once a license or permit is issued with respect to a facility, the license or permit will be renewed at the end of its term if the facility's operations are in compliance with the applicable regulatory requirements. Under the Company's insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. The deductible per occurrence for the workers' compensation, general liability and vehicle liability, as well as for environmental impairments, is $25,000.

Hazardous Waste Management Operations

     We currently lease a building in Paterson, New Jersey (the "AMRC Facility), and light industrial and office space in Sandwich, Massachusetts and Farmington, Connecticut. We have placed a deposit of $100,000 against our intended acquisition of the AMRC Facility. We own the property and premises at which our Lowell, Massachusetts RCRA TSD facility (the "Lowell Facility") is located. This permitted hazardous waste management facility is one of only seven in the New England region.

Competition

     The hazardous waste industry is best characterized today as being fragmented and no single company holds what we feel to be a dominant competitive position. Service quality and type differs from region to region and pricing accordingly is subject to regional variance. While our principal competition takes the form of disposal in landfill or incineration in general, we compete for share with a number of multi-regional and intra-regional companies. There exist also a number of small regional companies that, to some extent, compete with our recycling services but none of these companies approach the breadth of our recycling and service capabilities.

Customers

     We provide the services of recycling and managing private and public sector hazardous and other industrial wastes. This takes the form of reverse distribution from the point of generation to appropriate third-party destinations (disposal vendors). We are paid a tipping fee to pick up, transport and properly manage our clients' wastes through our distribution network to qualified destinations. Veridium's proprietary recycling technologies enable the operation of a new type of destination based on the recycling of inorganic hazardous wastes. Inorganic hazardous wastes account for roughly one-third the hazardous wastes generated nationally.We currently have more than five hundred active customers that generate many thousands of different industrial wastes. We also market our recovered commodities, which mostly take the form of metallic concentrates, to primary and secondary metal manufacturers globally.

Intellectual Properties

     Our patented and proprietary technologies are engineered to chemically and physically transform inorganic industrial wastes into commodities that can be returned to commerce. Our patents cover many of the processes by which this recycling is accomplished. We have designed our recycling operations to administer our patented and proprietary technologies. We believe that our green, or environmentally friendly, technologies are integral to our future growth. Our patented and proprietary technologies are the sole property of Veridium Corporation. Veridium, Veridium Environmental, the "Veridium Logo" and the tagline "A Clear Vision for a Better Environment" are the registered trademarks of Veridium Corporation. We believe that our intellectual property rights are protected to the fullest extent afforded by law. While we expect that research and development costs will be incurred in the future as we develop and commercialize additional green technologies, there no expenses incurred during 2003 and 2004 in this regard.

Employees

     The Company currently has 57 full-time employees. In addition to its executive officers, the company employs sales personnel, staff engineers, process managers, maintenance managers, administrative personnel and general facility technicians. There is no union representation for any of our employees.

Legal Proceedings

     The Company is party to the matter entitled Kerns Manufacturing Corp. v. KBF Pollution Management, Inc. The action was filed in the Supreme Court of the State of New York, August 14, 2003. The Verified Complaint seeks performance of certain agreements between the plaintiffs and KPMI and VEC, plus attorney's fees and costs. The matter is ongoing and counsel is therefore unable to evaluate the probability of an unfavorable outcome or range of potential loss at this time. This matter relates to VEC's recent acquisition of Vulcan Waste Systems, Inc. ("Vulcan") from Kerns Manufacturing Corp. ("Kerns"). The Company incurred an extraordinary loss in December 31, 2003 on its write-off of $1,890,000 of idle equipment connected to this transaction. 1,350,000 shares of restricted common stock related to the Vulcan acquisition remain outstanding. The Company is currently pursuing the reversal of this acquisition and seeking the return of the common stock issued.

     The Company is party to various non-material administrative compliance proceedings for which the Company has accrued a liability of $239,000 in potential expenses. The Company is involved in various minor collection matters in which the Company and vendors are seeking payment for services rendered and goods provided.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

The following discussion of our financial condition and plan of operation should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This prospectus contains certain statements of a forward-looking nature relating to future events or our future financial performance. We caution prospective investors that such statements involve risks and uncertainties, and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus, including the matters set forth under the caption "Risk Factors" which could cause actual results to differ materially from those indicated by such forward-looking statements. We disclaim any obligation to update information contained in any forward-looking statement.

Overview

     Veridium is an environmental services provider that uses patented and proprietary green technologies to minimize and eliminate the need for disposal and reduce the burden on natural resources by recycling and mining industrial hazardous wastes. Our business model is to develop the domestic hazardous waste management market organically and acquisitively, leveraging the operational efficiencies made possible by our green technologies to recycle, reuse and mine all recoverable resources from industrial hazardous wastes in a safe, compliant and cost-effective manner.

     Our development efforts in 2003 were focused on the completion of its various acquisitions and merger, the integration of the various companies acquired, financing these activities, recapitalizing our pre-consolidation balance sheet, and sales growth. These efforts continued through the first quarter 2004 and resulted in the improved operational results for the current period. Management will continue to make efforts to improve and streamline our operations as part of its integration process in 2004. The accompanying financial statements do not contain any adjustments that may be required as a result of this. The table and below discussions should be read in conjunction with Item 1, Financial Statements, of this report.

                                                                            Percentage of Total Revenues
                                                           ---------------------------------------------------------
                                                              For the Nine Months Ended          For The Year Ended
                                                                     September 30, 2004           December 31, 2003
                                                           ---------------------------------------------------------
Revenue                                                                            100.0%                   100.0%
Cost of revenue                                                                      75.1                     82.6
                                                                              -----------               ----------
   Gross profit                                                                      24.9                     17.4

Operating Expenses
Selling expenses                                                                      8.2                      9.3
General and administrative expenses                                                  16.4                     24.7
Loss on impairment of long-lived assets                                                --                     65.5
Severance Expense                                                                     3.9                       --
                                                                              -----------               ----------
   Total operating expenses                                                          28.5                     99.5
                                                                              -----------               ----------

Operating loss                                                                      (3.6)                   (82.1)

Other income (expense)
Forgiveness of interest                                                               4.2                      2.8
Amortization of deferred financing costs                                            (1.4)                    (4.7)
Gain on sale of fixed assets                                                          0.1                      0.1
Settlements                                                                            --                       --
Interest expense                                                                    (5.0)                   (10.9)
Write-off of idle equipment                                                            --                   (14.5)
                                                                              -----------               ----------
   Total other income (expense), net                                                (2.1)                   (27.2)
                                                                              -----------               ----------

Loss before provision for income taxes                                              (5.7)                  (109.3)
   Provision for income taxes                                                       (0.1)                       --
                                                                              -----------               ----------

Net loss                                                                            (5.8)                  (109.3)
                                                                              ===========               ==========

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. While the Company realized a net loss of approximately $584,000 during the nine months ended September 30, 2004, current liabilities exceeded current assets by approximately $2.0 million, including about $744,000 in liabilities that are convertible into equity. This working capital deficit raises substantial doubt about the Company's ability to continue as a going concern.

Critical Accounting Policies and Estimates

     The preparation of our consolidated financial statements requires us to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses. The following are the areas that we believe require the greatest amount of estimates in the preparation of our financial statements: allowances for doubtful accounts and legal matters. Prior to the filing of this Quarterly Report on Form 10QSB, the Company's Audit Committee reviewed these critical accounting policies and estimates and discussed them with our management.

     Long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. For long-lived assets to be held and used, we recognize an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value

     We establish an allowance for doubtful accounts to cover accounts receivable that may not be collectible. In establishing the allowance for doubtful accounts, we analyze the collectibility of accounts that are large or past due. In addition, we consider historical bad debts and current economic trends in evaluating the allowance for doubtful accounts. Accounts receivable written off in subsequent periods can differ materially from the allowance for doubtful accounts provided.

     We are subject to legal proceedings that we have assumed in our consolidation process. Accruals are established for legal matters when, in our opinion, it is probable that a liabilities exists and the liability can be reasonably estimated. Estimates of the costs associated with dispute settlement are adjusted as facts emerge. Actual expenses incurred in future periods can differ materially from accruals established.

     We attempt to make good faith realistic estimates in providing allowances for assets and recording liabilities. Our experience has been that overestimates in one area can occur but are often offset by underestimates in other areas. While it is probable in the future that unexpected events could materially affect the results of operations of a future period, we believe that our risk management protocols would prevent the occurrence of such an event from having a material impact on our financial condition.

Nine Months Ended September 30, 2004 Versus the Nine Months Ended September 30, 2003

Revenues

     Total revenues were $9.9 million for the nine months ended September 30, 2004, corresponding to an increase of $1.8 million, or 22%, over the nine months ended September 30, 2003 revenues of $8.1 million. The revenue gains realized during the nine month period were due to the accounting of nine full months of revenues from the New England operations versus five months for the prior period.

Cost of Revenues

     Cost of revenues for the nine months ended September 30, 2004 were $7.4 million, or 75% of revenue, as compared to $6.3 million, or 78% of revenue for the same period in 2003. The change in cost of revenues as compared to the Company's pre-consolidation operations is primarily attributable to the operation and accretive impact of the acquisitions completed during the second quarter 2003.

Operating Expenses

     Selling expenses for the nine months ended September 30, 2004 were $0.8 million or 8.2% of revenue as compared to $0.9 million or 11.0% of revenue for the same period in 2003. These decreases were due to a sales staff reduction in the second half of 2003.

     General and administrative expenses for the nine months ended September 30, 2004 were $1.6 million or 20.3% of revenue, as compared to $1.5 million or 19.1% of revenue for the same period in 2003. This decreases as a percentage of sales was due to increased revenues for the nine month period attributable to the Company's various acquisitions.

Depreciation and Amortization

     Depreciation and amortization expenses for the nine months ended September 30, 2004 were $0.52 million, or 5.3% of revenue, as compared to $0.48 million, or 5.8% of revenue for the same period in 2003. The net increase in these expenses was due to the revaluation of certain assets as of December 2003 as offset by increased amortization charges associated with the Company's increased deferred financing costs.

Interest Expense

     Interest expenses for the nine months ended September 30, 2004 were $0.49 million, or 5.0% of revenue, as compared to $0.49 million, or 5.0% of revenue for the same period in 2003. The decrease as a percent of revenue is attributable to the Company's various financings completed during December 2003 and March 2004 (see Item 1, Note 5, Financing Arrangements, above) versus prior financing arrangements with Prestige Capital Corporation and various non-reoccurring charges associated with acquisitions completed in May of 2003.

Net Loss

     The net loss for the nine months ended September 30, 2004, was $0.58 million, or 5.9% of revenue, as compared to a loss of $1.2 million, or 15.1% of revenue from the same period in 2003.

Liquidity and Capital Resources

Cash

     Our primary sources of liquidity are cash provided by operating, investing and financing activities, and availability under our various revolving credit facilities. For the nine months ended September 30, 2004, net cash used in our operating activities was $0.66 million as compared to $0.13 million as of the nine months ended September 30, 2003.

Liquidity

     The Company's capital requirements consist of general working capital needs, scheduled principal and interest payments on debt, obligations and capital leases and planned capital expenditures. The Company's capital resources consist primarily of cash generated from operations and proceeds from issuance of debt and common stock. The Company's capital resources are impacted by changes in accounts receivable as a result of revenue fluctuations, economic trends, and collection activities. At September 30, 2004 the Company had cash of about $85,000. This cash represents an increase of $58,000 from the nine months ended September 30, 2003.

Cash Flows for the Nine Months Ended September 30, 2004

     Our operating activities during the first three quarters of 2004 used $0.66 million in cash. Accounts receivable at September 30, 2004, net of allowance for doubtful accounts, totaled $2.67 million as compared to the September 30, 2003, balance of $3.0 million. Accounts payable and accrued expenses at September 30, 2004 totaled $3.57 million as compared to the September 30, 2003, balance of $4.8 million. The decrease in accounts receivable is primarily due to a normal variance of $0.2 - $0.25 million in weekly cash flow. The decrease in accounts payable and accrued liabilities is due to the Company's efforts to restructure it's balance sheet through various financing activities.

     The Company had a negative working capital position of $1.4 million as of September 30, 2004. This does not include $0.74 million of short term convertible debenture debt. This is an increase in the deficit of $0.3 million from June 30, 2004.

Stockholder Matters

     Stockholders' equity was $4,993,166 of September 30, 2004, or $0.18 share outstanding, as compared to $4,547,097 at December 31, 2003, or $0.19 per share outstanding. Additionally, on June 29, 2004, the Company filed a registration statement on Form SB-2 in connection with the Laurus Financing, see above. The Company's annual meeting was held on June 30, 2004, during which one new director was voted to the Company's board of directors.

New Accounting Pronouncements

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of SFAS 146 is required with the beginning of fiscal year 2003. The adoption of this statement did not have a significant impact on the Company's results of operations.

     In November 2002, the FASB issued FASB Interpretation, FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that is has issued. Under FIN No. 45, recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year end. The adoption of FIN No. 45 did not have a significant impact on the Company's consolidated financial position or results of operations.

     In December 2003, the FASB revised FIN No. 46, "Consolidation of Variable Interest Entities." FIN 46 clarifies Accounting Research Bulletin No. 51 for certain entities for which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company would currently be required to meet the disclosure requirements of this pronouncement. However, the Company has determined that it does not have a significant interest in such entities based on its analysis and assessment.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liability and equity. It also requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 15, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. It is to be implemented by reporting a cumulative effect of a change in an accounting principal of financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 did not have any significant impact on the Company's consolidated financial position or results of operations.

Year Ended December 31, 2003 as Compared to the Year Ended December 31, 2002

Revenues

     Total revenues were $13.0 million for the year ended December 31, 2003, corresponding to an increase of $9.0 million, or 227%, over 2002 revenues of $3.9 million. The revenues realized during 2003 were due to the operating activities of the various companies consolidated during the year, as recognized commencing with the relevant date of acquisition. Total revenues for 2003 would have been about $16.6 million on a consolidated basis if all of the acquisitions completed during 2003 had occurred as of the beginning of the period; this corresponds to an increase in revenue of about $1.0 million, or about 6.5%, as compared to 2002 on the basis of the same assumption.

Cost of Revenues

     Cost of revenues for the year ended December 31, 2003 were $10.7 million, or 82.6% of revenue, as compared to $3.8 million, or 95.0% of revenue in 2002. The change in cost of revenues as compared to the Company's pre-consolidation operations is primarily attributable to the operation of the acquisitions completed during 2003. One of the largest components of our cost of revenues were the costs incurred by our recycling operations. At about 27% of revenue in 2003, these costs include the fixed and variable costs associated with the execution of our core recycling processes, but also included certain non-recurring operating costs incurred in connection with implementation of enhanced operational protocols that decreased in the third and fourth quarters of 2003 from their second quarter high. We believe that these costs will continue to decrease, as a percentage of revenue, in 2004 as we complete our integration of the improved operating, compliance and financial systems necessary to fully realize the cost-efficiencies this operation is capable of achieving. While we expect that our cost of revenues will decline in 2004 as we complete our integration process, our overall operating costs will increase proportionate to revenue growth.

     We believe that the administration of our various operations in a safe, compliant and cost-effective manner is an essential prerequisite to our ability to remain competitive. It is our belief, moreover, that continued strong cost management and the execution of efficient operational systems are critical to the satisfaction of our goal of scaling profitably into increasing revenues. While we continue to focus on realizing increased cost-efficiencies through the completion of our integration efforts, there can be no assurance that our efforts in this regard will be successful.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses for the year ended December 31, 2003 were $4.4 million, or 34.0% of revenue, as compared to $2.5 million, or 63.1% of revenue in 2002. The increase was largely attributable to the increased expenses associated with operations acquired during 2003. We expect, however, that these costs will decline, as a percentage of revenue, in future periods as we complete our integration process and fully realize the accretive impact of our consolidation process.

Depreciation and Amortization

     Depreciation and amortization expenses for the year ended December 31, 2003 were $0.78 million, or 6.0% of revenue, as compared to $0.45 million, or 11.3% of revenue in 2002. The net increase in these expenses was due to the acquisition of new depreciable assets during 2003. The Company incurred an impairment charge upon the write-off of certain idle equipment related to a transaction in litigation (see Item 3, Legal Proceedings, above).

Interest Expense

     Interest expenses for the year ended December 31, 2003 were $1.42 million, or 10.9% of revenue, as compared to $0.15 million, or 3.8% of revenue in 2002. The increase is attributable to the Company's various financings completed during 2003, and mostly involved non-cash expenses. More than half of our 2003 cash-based interest expense of about $0.48 million was paid to the holder of our former accounts receivable factoring facility (see Item 8, Note 3, Summary of Significant Accounting Policies, below). This facility was paid down in December 2003 upon the closing of the Senior Loan and paid off entirely in March 2004 upon closing of the Laurus Financing (see Item 8, Note 14, Subsequent Events, below). We expect that our overall interest expenses will decrease, as a percentage of revenue, in 2004 due to the recent completion of our various financings.

Loss on Impairment of Assets

     During 2003, the Company identified indicators of possible impairment of long-lived assets acquired in our consolidation process. These indicators included the significant decrease in our market value during 2003, the history of KPMI's cash flow losses, and weak general industry conditions. We tested our assets for impairment by comparing our expected undiscounted cash flows to the carrying amount of its long-lived assets. Based on the results of this test, we determined that our long-lived assets were impaired. With the assistance of an independent valuation expert, we determined the fair value of the impaired long-lived assets using the market approach. As a result impairment charges totaling $8,509,310 were recorded in 2003 and consisted primarily of the impairment of the value accorded to the intangible assets acquired in the Company's consolidation process. The Company reported additional impairment charges of $1,890,000 relating to the write-off of idle assets connected to a disputed transaction (see Item 3, Legal Proceedings, above).

 Net Loss

Our total net loss for the year ended December 31, 2003, was $14.2 million, or 109.4% of revenue, as compared to $5.5 million, or 137% of revenue in 2002. The Company realized impairment charges of $10.4 million and $2.5 million during the years ended December 31, 2003 and 2002, respectively. The net loss for the year ended

December 31, 2003, before provision for the impairment and other non-cash charges discussed above, was $1.5 million, or 11.8% of revenue, as compared to $2.9 million, or 73.4% of revenue in 2002. The net loss incurred in the period was due to the expenses and other factors described above. We believe that our implementation of strong cost management practices during our consolidation process was successful in the elimination of redundancies. We expect that the net loss incurred during 2003 will not recur in future periods as we continue to increase sales and streamline our operations to fully realize the accretive impact of our consolidation process.

New Accounting Pronouncements

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of SFAS 146 is required with the beginning of fiscal year 2003. The adoption of this statement did not have a significant impact on the Company's results of operations.

     In November 2002, the FASB issued FASB Interpretation, FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that is has issued. Under FIN No. 45, recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year end. The adoption of FIN No. 45 did not have a significant impact on the Company's consolidated financial position or results of operations.

     In December 2003, the FASB revised FIN No. 46, "Consolidation of Variable Interest Entities". Fin 46 clarifies Accounting Research Bulletin No. 51 for certain entities for which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company would currently be required to meet the disclosure requirements of this pronouncement. However, the Company has determined that it does not have a significant interest in such entities based on its analysis and assessment.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liability and equity. It also requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 15, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. It is to be implemented by reporting a cumulative effect of a change in an accounting principal of financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 did not have any significant impact on the Company's consolidated financial position or results of operations.


                                   MANAGEMENT

Name                      Age      Position
--------------------------------------------------------------------------------------------------------------------
Kevin Kreisler               32  Chairman of the Board of Directors and Chief Executive Officer
James Green                  51  Director, President, Chief Operational Officer and Acting Chief Financial Officer
Richard Krablin              58  Secretary and Chief Compliance Officer
James Hanrahan               46  Director
Stephen Lewen                50  Director

     Kevin Kreisler, Chairman of the Board and Chief Executive Officer of the Company, served as president from February 2000 to the present, vice president from January 1998 to February 2000 and has been a director from July 1998 to the present. Mr. Kreisler has also worked for the Company in various capacities since 1989. Mr. Kreisler is a graduate of Rutgers University College of Engineering (B.S., Civil and Environmental Engineering, 1994), Rutgers University Graduate School of Management (M.B.A., 1995), and Rutgers University School of Law (J.D., 1997). Mr. Kreisler is admitted to practice law in New Jersey and the United States District Court for the District of New Jersey. His current term as a director expires in 2006.

     James Green, the Company's President, Chief Operational Officer and Acting Chief Financial Officer, was recently the vice president and an owner of the former environmental services division of R.M. Jones & Co., Inc. ("Jones"). Mr. Green was formerly employed as the Chief Operations Officer for Heritage Environmental Services, and as Vice President for Laidlaw, Inc., where he was responsible for what is now the chemical services division of Clean Harbors, with 24 operations in North America, over 1500 employees and $200 million in revenue. He has also served as president of North East Solvents, where he grew a $40 million company from sales of $4 million within four years before being acquired by Laidlaw, Inc. Mr. Green holds undergraduate and advanced degrees in biochemistry and medicinal chemistry and has participated in executive MBA programs. His current term as a director expires in 2006.

     Dr. Richard Krablin, the Company's Secretary and Chief Compliance Officer, most recently in his career served as Senior Vice President of Environment, Health and Safety for Horsehead Industries, Inc., the premier zinc recycler in the country. Prior to joining Horsehead, Dr. Krablin had a multi-tasked career with Atlantic Richfield Company (ARCO) where he directed the worldwide environmental affairs of the mining and mineral processing subsidiary and managed the legacies and Superfund sites of the former Anaconda Company. Dr. Krablin started his industry career with the Anaconda Company in Montana. Dr. Krablin has a Ph.D. and M.S. in physics from Drexel University in Philadelphia and a B.S. in physics from Lafayette College, and is a graduate of the Stanford Executive Program for business leaders. His current term as a director expires in 2005.

     James Hanrahan has over 20 years of diversified business experience, beginning at UOP Process Division (Allied Signal-Honeywell) where he held positions in process development, technical service and marketing. UOP is a world leader in the development and licensing of oil refining technology. For the next two years, Mr. Hanrahan was Commercial Development Manager at W.R. Grace, a specialty chemicals conglomerate, where he focused on the commercialization of new water treatment and membrane technologies. Mr. Hanrahan next worked for Horsehead Resource Development ("HRD"), a world leader in specialty inorganic hazardous waste recycling primarily servicing the U.S. steel industry. Mr. Hanrahan joined HRD in 1990 in its late IPO stages as Manager of Business Development and then became, in sequence, Director of Finance, Vice President of Finance, then Senior Vice President and Division Head of HRD. Mr. Hanrahan is currently Senior Vice President and Chief Financial Officer of CDI Engineering Solutions, Inc., a subsidiary of CDI Corporation, a global provider of engineering and information technology project delivery and specialty staffing services with approximately $1.2 billion in revenue. Mr. Hanrahan received a M.B.A from the University of Chicago and a B.S. in Chemical
Engineering from Cornell University. Mr. Hanrahan is the Chairman of the Company's Audit Committee to the Board of Directors. His current term as a director expires in 2005.

     Dr. Stephen Lewen, the Chairman of the Company's Executive Compensation Committee to the Board of Directors, is a physician and owner of prominent ophthalmology practice in New York. Dr. Lewen has held a critical role in the development of the Company's business model commencing with the Company's predecessor's early stage research and development. Dr. Lewen, 50, is a graduate of Cornell University, Columbia University and Chicago Medical School. His current term as a director expires in 2005.

Indemnification of Directors and Officers.

     We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Delaware, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The board of directors, in its discretion, has the power on behalf of our behalf to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was one of our employees.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable.

Compensation of Executive Officers

     The following table sets forth compensation information for the Company's executive officers during the years indicated as relevant. As of December 31, 2003, no executive officer held shares of exercisable options for the Company's Common Stock.

Name and Principal Position                 Annual Compensation              Long-term Compensation

---------------------------------------------------------------------------------------------------------------------
                                   Year     Salary     Bonus       Other            Securities Underlying     All Other
                                                                                   Options Granted (shares)  Compensation
---------------------------------------------------------------------------------------------------------------------
Kevin Kreisler                         2003  $  78,550    $    --    $    --                        --         $    --
Chairman & Chief Executive Officer     2002      7,211         --         --                    87,601              --
                                       2001         --         --        924                   110,597              --

James Green                            2003     82,952         --         --                        --              --
President, Chief Operational Officer   2002         --         --         --                        --              --
& Acting Chief Financial Officer       2001         --         --         --                        --              --

Richard Krablin                        2003     34,569         --         --                        --              --
Chief Compliance Officer               2002         --         --         --                        --              --
                                       2001         --         --         --                        --              --

Option Grants in Last Fiscal Year to Named Executive Officers. The named executive officers of the Company do not hold any option to purchase shares of the Company's common stock.

Employment Agreements

     The Company is party to certain employment agreements with its Chief Executive Officer and President and Chief Operational Officer. Each agreement calls for an annual base salary of $150,000, reimbursement of business expenses, use of a Company automobile, periodic bonuses, and participation in any employee benefits provided to all employees of the Company.

Compensation of Directors

     According to the Company's 2003 Stock Option/Stock Issuance Plan, approved by stockholders at the 2003 Annual Meeting, each director who is not an employee of the Company receives, at the discretion of the Board of Directors, an annual fee of $20,000, paid quarterly in the form of a five-year, non-qualified stock option to purchase that number of shares of the Company's Common Stock as determined by dividing such quarterly compensation by the trailing ninety-day average market price for the Company's Common Stock. Non-employee Board Members that participate on the executive compensation committee to the Board of Directors receive an additional fee of $5,000 per year, paid on the same basis; participants on the audit committee to the Board of Directors receive an additional fee of $10,000 per year, paid on the same basis. Directors are reimbursed for expenses incurred in connection with service on the Board. Total fees paid on the above described basis to outside directors in 2003 were as follows: Mr. Hanrahan, $7,500, and Mr. Lewen, $5,000.

Stock Option and Issuance Plans

     In September 2003, the Company's shareholders approved the discontinuance of the KPMI 1998 Stock Option Plan and the adoption of the Company's 2003 Stock Option/Stock Issuance Plan (the "Plan"). The Plan consists of two separate equity programs: (i) the Discretionary Option Grant Program and (ii) the Stock Issuance Program. The principal terms and features of each program and the Plan are described in the underlying agreements. An aggregate of 2,500,000 shares of Common Stock are reserved for issuance over the term of the Plan. In addition, the number of shares of Common Stock reserved for issuance under the Plan automatically increases on the first trading day of January each calendar year, by an amount equal to eight percent (8%) of the total number of shares of Common Stock outstanding on the last trading day in December of the preceding calendar year. The shares of Common Stock issuable under the Plan may be drawn from shares of our authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by us, including shares repurchased on the open market. Shares subject to any outstanding options under the Plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the Plan will not be available for reissuance. Should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the gross number of shares for which the option is exercised or which vest under the stock issuance and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance. The Company's officers and employees, non-employee Board members and independent consultants in the Company's service or the service of the Company's subsidiaries (whether now existing or subsequently established) are eligible to participate in the Plan. The fair market value per share of Common Stock on any relevant date under the Plan will be deemed to be equal to the closing bid price per share on that date. Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 2003, and in connection with the Company's various acquisitions and the requirements of financings, the Company was party to the following significant related party transactions:

Transactions With and Acquisition of MRTC

     On May 2, 2003, the Company completed its acquisition of MRTC from Lawrence Kreisler, a former employee and the former Vice-Chairman of the Company, for debt totaling approximately $370,000 (the "MRTC Debt"), plus the assumption of MRTC's various liabilities totaling $410,977. On December 16, 2003, and in connection with the requirements of the Company's closing of the Senior Loan, Lawrence Kreisler converted the assumed MRTC liabilities of $410,977 into 1,400,000 shares of common stock in the Company. Simultaneously on December 16, 2003, the Company's chairman purchased the MRTC Debt of $370,000 from Lawrence Kreisler and converted it into 1,409,524 shares of common stock of the Company.

Acquisition of Technologies

     In November 1997, the Company, upon ratification by its shareholders, executed its License Agreement with Lawrence Kreisler. Pursuant to this agreement, Lawrence Kreisler had granted the Company an exclusive license to his patent rights and the technologies upon which the Company was founded. Lawrence Kreisler was to receive royalty-fees under the License Agreement that were based on a per gallon rate which differed according to the type and quantity of material processed. This License Agreement carried a minimum 15-year term with an evergreen renewal provision. During 2003, the Company completed its 2001 agreement to buy-out the 1997 License Agreement and acquire the underlying patents for a total of $12.15 million. The purchase price was based on an independent valuation of the technologies and a discount to the royalties payable. The final payment of the buy-out was made in 2003 in the form of 6,601,373 shares of common stock and 1,881,366 shares Series A Preferred Equity that were issued to Lawrence Kreisler and his assigns.

Conversion of Other Debts and Obligations in Connection with Senior Loan

     On December 16, 2003, and in connection with the requirements of the Company's closing of the Senior Loan, the Company's chairman also at this time converted all outstanding officer loans and deferred salaries from the current fiscal year, the Company's price-protection obligations in relation to deferred salaries and officer loans from prior periods previously paid with equity but for which additional equity was currently due, and other amounts due under the terms of the Company's chairman's employment agreement into 3,131,222 shares of common stock in the Company. Additionally, the Company's chairman purchased other liabilities of the Company totaling $160,000 and converted these liabilities into 609,524 shares of common stock in the Company.

     On December 16, 2003, and as a condition of the Company's closing of the Senior Loan, the Company's President converted the Company's outstanding redemption and price-protection obligations relating to its May 2, 2003, acquisition of ESC into 3,300,000 shares of common stock in the Company. Any future redemptions shall be on the basis of the market price of the Company's common stock at the time of any such redemption. All other terms and conditions of the ESC acquisition agreement remain in effect. In November 2003, and in connection with a required management contribution of the Senior Loan, the Company's President retired 92,500 shares of common stock.

     In December 2003, the Company's chairman, president, chief compliance officer, board members, and immediate family members of the Chairman of 12,500,000 shares of Common Stock into 933,492 shares of Series B Preferred Equity in connection with the closing of the Senior Loan.

Other Related Party Transactions

     In November 2003, and in connection with a required management contribution of the Senior Loan, the Company's chairman purchased 416,667 shares of restricted common stock in the Company for $133,333, and the Company's former Vice-Chairman purchased 208,333 shares of restricted common stock in the Company for $66,667. During 2003, the Company borrowed $251,000 from officers for general working capital purposes which amounts were repaid during 2003 in cash. During 2003 and 2002, the Company utilized the services of Candent Corporation, (formerly Cyngularity Corporation), for development and administration of its various management information systems. Candent is majority-owned by the Company's Chairman's spouse. Such services approximated $150,000 and $23,000 for 2003 and 2002, respectively. The Company issued during 2003 750,000 shares of common stock in connection with the services rendered. During 2003, the Company borrowed $517,500 from an immediate family member of the Chairman at an interest rate of 2% per year and an initial stated term of 5 years. This debt was converted in 2003 into 647,500 shares of common stock (see Note 12, Stockholders' Equity, below). During 2002, certain officers and immediate family members loaned the Company approximately $612,000, which was repaid in cash of approximately $157,000 and approximately 523,300 shares of common stock with a fair value of approximately $638,000. During the second quarter of 2003, the Company issued 750,000 shares of restricted common stock with an approximate fair value of $675,000 to a former director for services related to the Company's 2003 business acquisitions.

     Management   believes  that  the  above  related  party  transactions  were completed on terms that are as favorable as the terms the Company would expect to receive in similar transactions with unaffiliated parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the "beneficial ownership" of the Company's Common Stock as of June 30, 2004 by each of the Company's directors and executive officers, all current directors and executive officers as a group, and persons or groups owning more than 5% of the outstanding Common Stock. This information is based upon information received from or on behalf of the named individuals. SEC Rule 13d-3 under the Securities Exchange Act of 1934 defines "beneficial ownership" to mean the right to vote or exercise investment power, or to share in the right to vote or exercise investment power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The percentage ownership is based on 25,693,927 shares of Common Stock, 1,881,366 shares of Series A Preferred Equity, and 945,992 shares of Series B Preferred Equity issued and outstanding as of June 30, 2004.

Name and Address of Beneficial Owner          Amount and Nature of Beneficial Ownership  Percent and Class of Stock
--------------------------------------------------------------------------------------------------------------------
Viridis Capital, L.L.C. (1)                                                  2,923,613          11.38% Common Stock
                                                                             1,881,366   100.00% Series A Preferred
                                                                               623,750    65.94% Series B Preferred

James Green                                                                  1,450,000           5.64% Common Stock
                                                                               200,000    21.14% Series B Preferred

Richard Krablin                                                                150,000           0.58% Common Stock
                                                                                67,617     7.15% Series B Preferred

James Hanrahan (2)                                                             117,857           0.46% Common Stock
                                                                                11,250     1.19% Series B Preferred

Stephen Lewen (2)                                                               28,571           0.11% Common Stock
                                                                                30,875     3.26% Series B Preferred

Current executive officers and directors as a group (5 persons) (2)          4,670,041          18.18% Common Stock
                                                                             1,881,366   100.00% Series A Preferred
                                                                               933,492    98.68% Series B Preferred

     1. Ownership includes 963,199 shares of Common Stock, 1,254,244 shares of Series A Preferred Equity and 173,750 shares of Series B Preferred Equity held in trust for the benefit of other individuals, as to which Mr. Kreisler shares voting and investment authority. Viridis Capital, L.L.C., is an affiliate of Mr. Kreisler.

     2. Includes the following number of shares of Common Stock which may be acquired under stock options which are exercisable within 60 days of May 26, 2004: Mr. Hanrahan (42,857 shares) and Mr. Lewen (28,571 shares).

                              SELLING STOCKHOLDERS

     In connection with a March 2004 private placement, the Laurus Fund purchased convertible debentures and warrants to purchase shares of common stock. In prior placements during May 2003 and July 2003, Castlerigg Master Investments, Ltd., Cedar Crescent Holdings, Ltd., Stranco Investments, Ltd., and Vestcom, Ltd. (collectively, the "CCS Investors"), purchased convertible debentures and warrants to purchase shares of common stock. Assuming no amount is paid under the convertible debentures, upon conversion of the convertible debentures and the exercise of the warrants, the selling stockholders would own an aggregate of 7,070,348 shares of common stock. Such shares of common stock may be offered and sold pursuant to this prospectus by the selling stockholders. In addition, Viridis Capital, L.L.C., pledged 1,686,813 shares of common stock that it owns to secure payment of the debentures owned by the CCS Investors. In the event of default of the relevant debentures, the CCS Investors would be able to sell the shares of pledged common stock pursuant to this prospectus.

     We intend to use the proceeds of the sale of the convertible debentures and warrants to repay indebtedness. We will not receive any of the proceeds resulting from the sale of the shares of common stock held by the selling stockholders, although we will receive the proceeds from the exercise of any of the warrants.

     In connection with the private placement, we agreed to file a registration statement with the Securities and Exchange Commission covering all of the shares of common stock underlying the debentures and warrants sold in the private placement. If this registration statement is not effective by August 24, 2004, under the terns of certain registration rights agreements with both Laurus Fund and the CCS Investors, respectively, we must pay a penalty to CMI and CCH. The following table sets forth certain information regarding the sale of the selling stockholders of the shares of common stock offered pursuant to this Prospectus.

Selling Stockholder                   Beneficial Ownership of   Shares to be Sold in the   Shares Beneficially Owned
                                       Shares of Common Stock               Offering (2)      After the Offering (2)
                                            Prior to Sale (1)
---------------------------------------------------------------------------------------------------------------------
Laurus Master Fund, Ltd. (4)                      4,995,348                   4,995,348                          --
Castlerigg Master Investments, Ltd. (3)           2,102,537                   2,102,537                          --
Cedar Crescent Holdings, Ltd. (3)                 1,051,269                   1,051,269                          --
Stranco Investments, Ltd. (3)                       470,507                     470,507                          --
Vestcom, Ltd. (3)                                   137,500                     137,500                          --


(1) Beneficial ownership is determined in accordance with rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares beneficially owned by him. In this instance, the selling stockholders each own warrants with respect to which they are deemed to be the beneficial owner of the shares of common stock issuable upon the exercise of such warrants.

(2) Assumes all of the shares of common stock offered hereby are sold by the selling stockholders.

(3) The amounts for these investors collectively include 1,686,813 shares of common stock pledged by Viridis Capital, LLC, which secure payment of the CCS Investors' convertible debenture.

(4) Laurus Capital Management, LLC is the entity that exercises voting and investment power on behalf of Laurus Master Fund, Ltd., a "Selling Shareholder." David Grin and Eugene Grin are the natural persons who exercise voting power over Laurus Capital Management, LLC.

     The selling stockholders have not had a material relationship with us within the past three years other than as a result of the purchase of our securities. None of the selling stockholders are broker dealers or affiliated with broker dealers.


               PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Our common stock currently trades on the Nasdaq OTC Bulletin Board. Any sales by the selling stockholders may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in any of their warrants or common stock issuable upon conversion of their warrants and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares underlying the warrants from time to time under this prospectus.

     The selling stockholders also may transfer their warrants or shares of common stock issuable upon conversion of their warrants in other circumstances, in which case the pledges, donees, transferees, assignees or other successors-in-interest will be a "selling stockholder" for purposes of this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     The selling stockholders may transfer their common stock to third parties. In such event, any such transferees will be named in a supplement to this prospectus if they are able to dispose of such shares.

     We will not receive any proceeds from sales of any shares by the selling stockholders. However, we will receive proceeds upon the exercise of any warrants by the selling stockholders.

                            DESCRIPTION OF SECURITIES

     We are authorized to issue 55,000,000 shares of capital stock, consisting of (i) 50,000,000 shares of common stock, par value $0.001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share. As of September 30, 2004 there are outstanding 26,717,093 shares of common stock owned by approximately 2,294 holders of record and 2,827,358 shares of preferred stock owned by approximately nine holders of record. There are also outstanding warrants and options to purchase 7,080,456 shares of our common stock. In addition, there are outstanding convertible debentures that are convertible into 5,069,767 shares of our common stock

Common Stock

     The holders of our common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders, and such voting rights shall not be cumulative. Each share of common stock issued and outstanding shall be identical in all respects with each other share, and no dividends shall be paid on any shares of common stock unless the same dividend is paid on all shares of common stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of preferred stock and except as may be provided by the laws of the state of Delaware, the common stockholders shall have all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when and as declared by the Board of Directors, out of assets lawfully available thereof, and (b) in the event of any distribution of assets upon a liquidation, dissolution or winding-up of affairs of the Company or otherwise, the right to receive ratably and equally, together with the holders of the preferred stock, all assets and funds of the Company remaining after the payment to the holders of the preferred stock of the specific amounts, if any, which they are entitled to receive upon such liquidation, dissolution or winding-up of affairs of the Company.

     All of the outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

Preferred Stock

     Our Board of Directors has the authority, within the limitations set forth in our Certificate of Incorporation, to issue from time to time one or more series of preferred stock. The description of shares of each series of preferred stock, including any designations, preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, shall be as set forth in resolutions adopted by the Board of Directors.

Series A Preferred Stock

     Each share of Series A preferred stock may be converted by the holder into one share of common stock and are subject to customary anti-dilution adjustments. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series A preferred stock has the equivalent voting power of five shares of the Company's common stock. Each share of Series A preferred stock entitles its holder to receive cumulative annual cash or stock dividend of equivalent value to any dividends paid on the Company's common stock at the same one to five rate. Each share of Series A preferred stock may not be converted into common stock until September 2005 in the absence of a change of control or other merger or acquisition event.

Series B Preferred Stock

     Each share of Series B preferred stock may be converted by the holder into twenty-five shares of common stock and are subject to customary anti-dilution adjustments. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series B preferred stock has the equivalent voting power of twenty-five shares of the Company's common stock. Each share of Series B preferred stock entitles its holder to receive cumulative annual cash or stock dividends as defined in the agreement. Each share of Series B preferred stock may not be converted into common stock until December 2005 in the absence of a change of control or other merger or acquisition event.

Warrants

     As of March 31, 2004, we have outstanding warrants to purchase 7,080,456 shares of our common stock. We issued these warrants in connection with services and private placements over from 1996 to 2004.

Convertible Debentures

     As of March 31, 2004, we have outstanding convertible debentures that are convertible into 5,069,767 shares of our common stock. We issued these debentures in connection private placements that closed in March 2004, July 2003 and May 2003.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Reports to Stockholders

     We have and will continue to comply with the periodic reporting, proxy solicitation and other applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Shares Eligible for Future Sale

     We currently have 24,685,510 shares of common stock outstanding. Of the 24,685,510 shares of common stock outstanding up to 5,429,228 shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate," which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

     All of the remaining shares of common stock currently outstanding are "restricted securities" or owned by "affiliates," as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. The restricted securities are not eligible for sale without registration under Rule 144.

Rule 144

     Generally, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including any of our affiliates or person whose shares are aggregated with an affiliate, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of: 1% of our then outstanding shares of Common Stock; or, the average weekly trading volume of shares of our common stock during the four calendar weeks preceding such sale.

     A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

Market for Common Stock

     Shares of our common stock are listed on the Over-the-Counter Bulletin Board under the symbol VRDM.

Charter and Bylaws Provisions and Delaware Anti-Takeover Statute

     We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder.

         Section 203 does not apply if:

     o prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which
          employee   participants   do  not   have  the   right   to   determine
          confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

     The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. Section 203 defines "business combination" to include:

     o any merger or consolidation involving the corporation and the interested stockholder.

     o any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

     o    subject to limited  exceptions,  any transaction  which results in the
          issuance  or  transfer  by  the   corporation  of  any  stock  of  the
          corporation to the interested stockholder;

     o any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with or controlling or controlled by such entity.

                                  LEGAL MATTERS

McCarter & English, LLP, will pass upon the validity of the common stock offered by this prospectus.

                                     EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2003 and 2002 included in this prospectus have been audited by WithumSmith + Brown, P.C., independent registered public accountants, as stated in their report dated April 19, 2004, which includes an explanatory paragraph relating to our ability to continue as a going concern. Such consolidated financial statements have been so included in reliance upon the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission, a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Additionally, we file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's Web site is http://www.sec.gov.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with any different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to by these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date hereof, regardless of the time of delivery of this prospectus or any sale of these securities.



                              FINANCIAL STATEMENTS


                                                                                                           Page No

EXCERPT FROM DECEMBER 31, 2003 ANNUAL REPORT ON FORM 10KSB

Report of Independent Registered Public Accounting Firm ......................................................F-2

Consolidated Balance Sheets as of December 31, 2003 and 2002 .................................................F-3

Consolidated Statements of Operations for the Years Ended December 31, 2003 and 2002 .........................F-4

Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2003 and 2002 ...............F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2003 and 2002 .........................F-7

Notes to Consolidated Financial Statements ...................................................................F-8

EXCERPT FROM SEPTEMBER 30, 2004 QUARTERLY REPORT ON FORM 10QSB

Consolidated Balance Sheets - September 30, 2004 and December 31, 2003 .......................................F-26

Consolidated Statements of Operations -Three and Nine Months  Ended September 30, 2004 and 2003 ..............F-27

Consolidated Statements of Cash Flows -  Nine Months Ended September 30, 2004 and 2003 .......................F-28

Notes to Consolidated Financial Statements ...................................................................F-29


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders,
Veridium Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Veridium Corporation and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Veridium
Corporation and Subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in
Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency as of December 31, 2003. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                       /s/ WithumSmith+Brown, P.C. New
                                       Brunswick, New Jersey April 19, 2004,
                                       except for the first paragraph of Note
                                       10, Legal Proceedings, which is dated
                                       September 23, 2004.



                      VERIDIUM CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

                                                                12/31/03       12/31/02
                                                             ----------------------------
ASSETS:
Current assets:
   Cash ..................................................   $     89,392    $        721
   Accounts receivable, net ..............................      1,970,332         346,850
   Other receivables .....................................           --            78,868
   Inventories ...........................................          7,634           7,886
 Prepaid expenses
and other current assets .................................        104,303         119,388
                                                             ------------    ------------
       Total current assets ..............................      2,171,661         553,713

Property and equipment, net ..............................      3,770,379       2,058,525

Other Assets:
   Deposits ..............................................        123,102         162,357
   Deposit on patent acquisition from related party ......           --         5,108,929
   Patents and technologies, net .........................      3,173,336          74,332
 Deferred financing
costs, net ...............................................           --           116,226
   Permits, net ..........................................        315,609          53,776
   Goodwill ..............................................      6,275,040            --
                                                             ------------    ------------
       Total other assets ................................      9,887,087       5,515,620
                                                             ------------    ------------

TOTAL ASSETS .............................................   $ 15,829,127    $  8,127,858
                                                             ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Short term borrowings .................................   $     75,000    $     75,000
   Accounts payable ......................................      2,735,106         695,280
   Accrued expenses ......................................      1,256,444       1,322,890
   Current maturities of long-term debt ..................        173,162          18,888
   Current portion of convertible debentures .............      2,712,000         475,000
   Current portion of obligations under capital lease ....        191,461         151,577
                                                             ------------    ------------
       Total current liabilities .........................      7,143,173       2,738,635

Long-term debt, net of current maturities ................        370,883       1,510,000
Convertible debentures, net of current portion ...........      2,701,065            --
Obligations under capital lease, net of current maturities        123,424         175,630
Other liabilities ........................................         18,485            --
                                                             ------------    ------------
       Total long  term liabilities: .....................      3,213,857       1,685,630

       Total liabilities: ................................     10,357,030       4,424,265

Minority interest in consolidated subsidiary .............        925,000            --

Commitments and contingencies ............................           --              --

Stockholders' equity:
   Preferred stock, $0.001 par value:
     Series A: authorized 1,881,366 shares; 1,881,366
      shares issued and outstanding ......................          1,881            --
     Series B: authorized 945,992 shares; 945,992
      shares issued and outstanding ......................            946            --

   Common stock, $0.001 par value, 50,000,000
    authorized; 23,379,916 and 8,639,354 shares
    issued for 2003 and 2002, respectively ...............         23,380           8,639

   Additional paid-in capital ............................     31,505,431      16,459,455
   Accumulated deficit ...................................    (26,971,713)    (12,751,673)
   Treasury stock at cost, 5,000 shares of common stock ..        (12,828)        (12,828)
                                                             ------------    ------------
       Total stockholders' equity ........................      4,547,097       3,703,593
                                                             ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...............   $ 15,829,127    $  8,127,858
                                                             ============    ============


  The notes to the Consolidated Financial Statements are an integral part of these statements.


                     VERIDIUM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                          12/31/03         12/31/02
                                                        ----------------------------
Revenues ............................................   $ 13,001,111    $  3,980,391
   Cost of revenues .................................     10,741,511       3,781,496
                                                        ------------    ------------
     Gross profit ...................................      2,259,600         198,895

Operating expenses:
   Selling expenses .................................      1,215,213         251,572
   General and administrative expenses ..............      3,211,545       2,258,258
   Loss on impairment of long-lived assets ..........      8,509,310       2,541,748
                                                        ------------    ------------
Total operating expenses ............................     12,936,068       5,051,578
                                                        ------------    ------------

Operating loss ......................................    (10,676,468)     (4,852,683)

Other income (expense):
   Amortization of deferred financing costs .........       (613,664)       (335,403)
   Write-off of fixed assets ........................           --          (156,955)
   Miscellaneous income, net ........................           --            35,813
   Forgiveness of accrued interest ..................        368,884            --
   Gain on sale of fixed assets .....................         14,350            --
   Interest expense and amortization of debt discount     (1,418,803)       (152,916)
   Write-off of idle equipment ......................     (1,890,000)           --
                                                        ------------    ------------
     Total other expense, net .......................     (3,539,233)       (609,461)
                                                        ------------    ------------

Loss before provision for income taxes ..............    (14,215,701)     (5,462,144)
   Provision for income taxes .......................          4,339           1,954
                                                        ------------    ------------

Net loss ............................................   $(14,220,040)   $ (5,464,098)
                                                        ============    ============

Net loss per common share, basic and diluted ........   $      (0.93)   $      (0.84)
                                                        ============    ============

Weighted average shares of common stock
  outstanding, basic and diluted ....................     15,270,329       6,493,333
                                                        ============    ============

            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                       Series A Preferred    Series B Preferred       Common Stock          Common Stock
                                              Stock                 Stock                                    Subscribed
                                 ----------------------------------------------------------------------------------------
                                   Shares     Amount     Shares     Amount     Shares     Amount     Shares     Amount
-------------------------------------------------------------------------------------------------------------------------

Balance at 1/01/02                      --     $   --          --    $   --  4,790,938   $ 4,791   2,547,761    $ 2,548

Issuance of common stock:
   Exercise of options, exchange
     for note receivable                --         --          --        --  2,547,761      2,548 (2,547,761)    (2,548)
   Settlement of debt                   --         --          --        --     65,000         65         --         --
   Exchange for services                --         --          --        --    100,500        100         --         --
   Settlement of payables               --         --          --        --     33,500         34         --         --
   Settlement of officer loans          --         --          --        --    523,325        523         --         --
   Deposit on patent purchase
    from related party                  --         --          --        --    500,000        500         --         --
   Exercise of options, cashless        --         --          --        --     25,312         25         --         --
   Purchase under option note plan      --         --          --        --     53,018         53         --         --

Purchase of treasury stock              --         --          --        --         --         --         --         --

Issuance of common stock options:
   Exchange for services                --         --          --        --         --         --         --         --

Accrued interest on notes-receivable
   with common stock                    --         --          --        --         --         --         --         --

Assignment of notes-receivable -
   common stock as deposit on patent
   acquisition from related party       --         --          --        --         --         --         --         --

Net loss                                --         --          --        --         --         --         --         --
                                ---------- ----------   ---------  --------- ---------  ---------- ----------- ---------

Balance at 12/31/02                     --         --          --        --  8,639,354      8,639         --         --

Issuance of preferred stock
   Series A preferred equity     1,881,366      1,881          --        --         --         --         --         --
   Series B preferred equity            --         --     945,992       946         --         --         --         --

Issuance of common stock
   Acquisition of businesses            --         --          --        --  1,147,500      1,148         --         --
   Acquisition of VWS                   --         --          --        --  1,350,000      1,350         --         --
   Acquisition of patents
     - related party                    --          --         --        --  6,601,373      6,601         --         --
   Exercise of options for cash         --          --         --        --     80,000         80         --         --
   Compliance with debt
     settlement agreements              --         --          --        --  1,744,293      1,744         --         --
   Related parties in accordance
     with agreements                    --         --          --        --  6,331,222      6,331         --         --
   Lender in accordance with agreement  --         --          --        --  1,375,000      1,375         --         --
   Conversion of long-term debt
     substantially from related parties --         --          --        --  5,814,048      5,814         --         --
   Settlement of payables               --         --          --        --    367,629        368         --         --
   Exchange for services and
     other assets                       --         --          --        --  2,682,500      2,683         --         --
   Shares issued for cash               --         --          --        --    677,250        677         --         --

Adjustments of common stock
   Related parties                      --         --          --        --  (880,253)      (880)         --         --
   Conversion to  Series  B  preferred  --         --          --        --(12,550,000)  (12,550)         --         --

Issuances of common stock options
   Application to deposit               --         --          --        --         --         --         --         --
   Exchange for services                --         --          --        --         --         --         --         --

Value of beneficial conversion feature
   on convertible debt                  --         --          --        --         --         --         --         --

Issuance of warrants on
   convertible debt                     --         --          --        --         --         --         --         --

Net loss                                --         --          --        --         --         --         --         --
                                ----------  ---------   --------- ---------  ---------  ---------  ---------   --------

Balance at 12/31/03              1,881,366  $   1,881    945,992  $     946  23,379,916 $  23,380         --   $     --
                                ==========  =========   ========  =========  ========== =========  =========   ========

            The notes to the Consolidated Financial Statements are an integral part of these statements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                                  Additional         Notes        Accumulated       Treasury Stock           Total
                               Paid-in Capital     Receivable       Deficit                              Stockholders'
                                                  Common Stock                   ------------------------    Equity
                                                                                  Shares      Amount
--------------------------------------------------------------------------------------------------------------------
Balance at 1/01/02                  $ 14,550,685   $ (4,162,935)   $  (7,287,575)   1,000$    (7,828)  $     3,099,686
Issuance of common stock:
   Exercise of options, exchange
     for note receivable                     --             --              --          --          --               --
   Settlement of debt                    84,935             --              --          --          --           85,000
   Exchange for services                105,400             --              --          --          --          105,500
   Settlement of payables                47,966             --              --          --          --           48,000
   Settlement of officer loans          637,467             --              --          --          --          637,990
   Deposit on patent purchase
    from related party                  599,500             --              --          --          --          600,000
   Exercise of options, cashless           (25)             --              --          --          --               --
   Purchase under option note plan       74,162       (74,215)              --          --          --               --

Purchase of treasury stock                   --             --              --       4,000     (5,000)          (5,000)

Issuance of common stock options:
   Exchange for services                 87,586             --              --          --          --           87,586

Accrued interest on notes-receivable
   with common stock                    271,779      (271,779)              --          --          --               --

Assignment of notes-receivable -
   common stock as deposit on patent
   acquisition from related party            --      4,508,929              --          --          --        4,508,929

Net loss                                     --            --         (5,464,098)       --          --       (5,464,098)
                                    -----------    -----------      ------------  ----------    ----------   ----------


Balance at 12/31/02                  16,459,455             --    (12,751,673)       5,000    (12,828)        3,703,593

Issuance of preferred stock
   Series A preferred equity          1,879,485             --              --          --          --        1,881,366
   Series B preferred equity             11,604             --              --          --          --           12,550

Issuance of common stock
   Acquisition of businesses          1,515,638             --              --          --          --        1,516,786
   Acquisition of VWS                 1,888,650             --              --          --          --        1,890,000
   Acquisition of patents -
     related party                    5,074,986             --              --          --          --        5,081,587
   Exercise of options for cash          63,920             --              --          --          --           64,000
   Compliance with debt
     settlement agreements              (1,744)             --              --          --          --               --
   Related parties in accordance
     with agreements                    (6,331)             --              --          --          --               --
   Lender in accordance with agreement  (1,375)             --              --          --          --               --
   Conversion of  long-term debt
     substantially from
     related parties                  1,641,773             --              --          --          --        1,647,587
   Settlement of payables               365,640             --              --          --          --          366,008
   Exchange for services and
     other assets                       761,234             --              --          --          --          763,917
   Shares issued for cash               236,515             --              --          --          --          237,192

Adjustments of common stock
   Related parties                          880             --              --          --          --               --
   Conversion to  Series B  preferred        --             --              --          --          --         (12,550)

Issuances of common stock options
   Application to deposit                79,158             --              --          --          --           79,158
   Exchange for services                695,530             --              --          --          --          695,530

Value of beneficial conversion
   feature on convertible debt          340,000             --              --          --          --          340,000

Issuance of warrants on
   convertible debt                     500,413             --              --          --          --          500,413

Net loss                                     --             --    (14,220,040)          --          --     (14,220,040)
                                     ----------   ------------    ------------   ---------  ----------     ------------

Balance at 12/31/03               $  31,505,431  $          --   $(26,971,713)        5,000 $ (12,828)      $4,547,097
                                  =============  =============   ============= ============ ==========      ==========


            The notes to the Consolidated Financial Statements are an integral part of these statements.


                      VERIDIUM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                                               12/31/03           12/31/02
                                                                          -----------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss ................................................................   $(14,220,040)   $ (5,464,098)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities
   Loss on impairment and write-off of assets ...........................     10,399,310       2,541,748
   Depreciation and amortization ........................................        782,828         448,781
   Amortization  of  deferred financing  costs ..........................        613,664         335,403
   Amortization of debt discount ........................................        500,413            --
   Write-off of fixed assets ............................................           --           156,955
   Equity issued in exchange for services rendered ......................        695,530         193,086
   Forgiveness of accrued interest ......................................       (368,884)        (30,000)
   Provision for doubtful accounts ......................................         85,962         352,291
Gain on sale of fixed assets ............................................        (14,350)           --
   Changes in assets and liabilities, net of acquisitions
     Accounts receivable ................................................       (394,726)       (139,289)
Other receivables .......................................................         78,868          91,872
     Prepaid expenses and other current assets ..........................         19,522          17,173
     Accounts payable ...................................................      1,229,734       1,046,426
Accrued expenses ........................................................       (218,521)           --
                                                                            ------------    ------------

       Net cash used in operating activities ............................       (810,690)       (449,652)
                                                                            ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES

   Acquisition of  businesses, net of cash acquired .....................       (237,729)           --
Change in deposits ......................................................         41,205        (185,499)
   Additions to and acquisition of property, plant and equipment ........       (364,709)       (213,583)
   Proceeds from sale of fixed assets ...................................         14,350            --
                                                                            ------------    ------------

       Net used in investing activities .................................       (546,883)       (399,082)
                                                                            ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Reduction in factoring of  accounts  receivable ......................     (1,341,758)           --
   Borrowings under revolving credit facility, net ......................           --            75,000
   Issuance of (repayment of) current maturities of long-term debt, net .       (214,421)        944,839
   Repayment of officer  loans, net .....................................        (19,677)           --
   Proceeds from long-term debt, net ....................................      2,760,825            --
   Proceeds from the exercise of stock options and purchase of stock, net        301,200            --
   Purchase of treasury stock ...........................................           --            (5,000)
   Repayment of capital leases ..........................................        (39,925)       (111,424)
   Deferred financing costs incurred ....................................           --           (86,420)
                                                                            ------------    ------------

       Net cash provided by financing activities ........................      1,446,244         816,995
                                                                            ------------    ------------

Increase (decrease) in cash .............................................         88,671         (31,739)

Cash at beginning of year ...............................................            721          32,460
                                                                            ------------    ------------

Cash at end of year .....................................................   $     89,392    $        721
                                                                            ============    ============

            The notes to the Consolidated Financial Statements are an integral part of these statements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Veridium Corporation is a Delaware Corporation and through its subsidiaries (collectively, the "Company"), is an environmental services provider that uses patented and proprietary green technologies to minimize and eliminate the need for disposal and reduce the burden on natural resources by recycling and mining industrial hazardous wastes. The Company's business model is to develop the domestic hazardous waste management market organically and acquisitively, leveraging the operational efficiencies made possible by its unique green technologies to recycle, reuse and mine all reusable resources from industrial hazardous wastes in a safe, compliant and profitable manner.

In  September  2003,  with  the  approval  of the  Company's  stockholders,  KBF
Pollution Management, Inc. ("KPMI") completed a reverse stock split and reincorporation merger with Veridium Corporation. In May 2003, Veridium Environmental Corporation ("VEC") completed a series of acquisitions and the consolidation of the former Environmental Services Division of R.M. Jones & Co., Inc. ("ESD"), including Jones Environmental Services, L.L.C., and its wholly owned subsidiary Jones Environmental Services (North East), Inc., located in Massachusetts, Enviro-Safe, Corp. ("ESC"), American Metals Recovery, Corp. ("AMRC"), a recycling facility located in Paterson, New Jersey, New World Recycling, Inc. ("NWR"), located in Paterson, New Jersey, and Metal Recovery Transportation, Corp., ("MRTC") also located in Paterson, New Jersey. The
Company operates along the northern half of the eastern seaboard of the continental U.S. out of four service centers: the AMRC recycling facility, the ESD permitted distribution facility, the ESC operation and the ESD technical services center. The Company's corporate offices are located in Paterson, New Jersey.

2    GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a loss of approximately $14,220,000 during the year ended December 31, 2003, which included impairment and write-off charges of approximately $10,400,000. Also, as of December 31, 2003, the Company had approximately $89,000 in cash, and current liabilities exceeded current assets by approximately $4,971,000, including $2,712,000 in liabilities that are convertible into equity. These matters raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans include raising additional proceeds from debt and equity transactions. Management has recently completed a $1.75 million financing transaction in an effort to reduce its working capital deficit (see Note 14, Subsequent Events, below).

Further, management believes that the Company will begin to operate profitably due to the Company's improved operational results, cost-management practices and the nearly-complete integration of the Company's various acquisitions. However, there can be no assurances that the Company will be successful in this regard or will be able to eliminate both its working capital deficit and its operating losses. The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

References to the "FASB", "SFAS" and "SAB" herein refer to the "Financial Accounting Standards Board," "Statements of Financial Accounting Standards," and the "SEC Staff Accounting Bulletin," respectively.

Principles of Consolidation

The accompanying consolidated financial statements include all accounts of Corporation and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Revenue Recognition

Revenues from waste recycling, distribution and field services are recognized at the time of performance of services. Revenues from the sales of commodities recycled from the Company's clients' wastes are recognized upon receipt.

Receivables and Credit Concentration

Accounts receivable are uncollateralized non-interest bearing customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Accounts receivable in excess of 90 days old are considered delinquent. Payments of accounts receivable are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the oldest unpaid invoices.

           VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Receivables and Credit Concentration (continued)

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects the Company's best estimate of the amounts that may not be collected. This estimate is based on reviews of all balances in excess of 90 days from the invoice date. Based on this assessment of current credit worthiness, the Company estimates the portion, if any, of the balance that will not be collected. Management also considers the need for additional general reserves and reviews its valuation allowance on a quarterly basis. Concentration of credit risks in accounts receivable are minimized due to the Company's large customer base.

Accounts receivable at December 31 are approximated as follows:

                                            2003           2002
                                      -------------------------------

Factored accounts receivable ........   $   604,000    $      --
Less: advances from factor ..........      (482,000)          --
                                        -----------    -----------
Amounts due from factor .............       122,000
Unfactored accounts receivable ......     1,953,000        366,000
Less: allowance for doubtful accounts      (105,000)       (19,000)
                                        -----------    -----------
Accounts receivable, net ............   $ 1,970,000    $   347,000
                                        ===========    ===========

Sale of Accounts Receivable

The Company has adopted SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). SFAS 140 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A $3,500,000 factoring line established by the Company with Prestige Capital Corporation ("PCC") enables the Company to sell selected accounts receivable invoices to the bank with full recourse against the Company. These transactions qualify for a sale of assets since (1) the Company has transferred all of its right, title and interest in the selected accounts receivable invoices to the bank, (2) the bank may pledge, sell or transfer the selected accounts receivable invoices, and (3) the Company has no effective control over the selected accounts receivable invoices since it is not entitled to or obligated to repurchase or redeem the invoices before their maturity and it does not have the ability to unilaterally cause the bank to return the invoices. Under SFAS 140, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. During fiscal 2003, the Company sold approximately $2,100,000, of its accounts receivable to a bank under a factoring agreement for approximately $1,800,000. Pursuant to the provisions of SFAS 140, the Company reflected the transaction as a sale of assets and established an accounts receivable from the bank for the retained amount less the costs of the transaction and less any anticipated future loss in the value of the retained asset. The retained amount is equal to 20% of the total accounts receivable invoice sold to the bank less 1% of the total invoice as an administrative fee and 1.75% per month of the total outstanding accounts receivable invoices as a finance fee. This financing arrangement was paid off in March 2004.

Bank Concentration

The Company maintains cash balances with financial institutions that at times may exceed the limits insured by the Federal Deposit Insurance Corporation.

Net Income or Loss Per common Share

The Company computes its net income or loss per common share under the provisions of SFAS No. 128, "Earnings per Share" and SAB No. 98. Under the provisions of SFAS 128 and SAB 98, basic net income or loss per share is computed by dividing the net loss for the period by the weighted-average number of shares of common stock outstanding during the period. Dilutive net loss per share excludes potential common shares if the effect is anti-dilutive. For the years ended December 31, 2003 and 2002, approximately 2,989,000 and 1,093,000 of common stock equivalent shares arising from the assumed exercise of options, warrants and debt coversions were excluded from the computation of diluted net loss per share.

                   VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. The weighted average useful life for the Company's property and equipment is as follows: 20 years for buildings, 5-10 years for machinery and equipment, 1-5 years for office equipment, computers and fixtures, 10-20 years for leasehold improvements, and 3-5 years for vehicles. Leasehold improvements are amortized over the lesser of the life of the lease or their useful lives. Gains and losses on depreciable assets retired or sold are recognized in the statement of operations in the year of disposal, and repair and maintenance expenditures are expensed as incurred. Property, plant and equipment are stated at cost and include amounts capitalized under capital lease obligations. Expenditures for major renewals and improvements which extend the life or usefulness of the asset, are capitalized. Items of an ordinary repair or maintenance nature, are charged directly to operating expense as incurred. Once an asset has been completed and placed in service, it is transferred to the appropriate category and depreciation commences. The Company leases certain equipment under capital lease obligations, which consists primarily of processing equipment, trucking equipment and laboratory equipment.

Goodwill and Intangible Assets

The Company accounts for its goodwill and intangible assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS 142, intangibles with definite lives continue to be amortized on a straight-line basis over the lesser of their estimated useful lives or contractual terms. Goodwill and intangibles with indefinite lives are evaluated at least annually for impairment by comparing the asset's estimated fair value with its carrying value, based on cash flow methodology. Intangibles with definitive lives consist primarily of patents, which have useful lives and are subject to impairment testing in the event or certain indicators. An impairment in the carrying value of an asset is recognized whenever anticipated future cash flows (undiscounted) from an asset are estimated to be less than its carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value.

Deferred Financing Charges

Deferred financing costs, which represent charges associated with obtaining long-term financing, are amortized on a straight-line basis over the life of the corresponding financing, commencing with the closing of the financing and are written off when appropriate. Costs associated with financing arrangements that are abandoned are written off in the period the potential financing effort is discontinued.

Retirement Plan

The Company maintained a retirement plan pursuant to Section 401(k) of the Internal Revenue Code for some of its employees. The Company contributed approximately $5,000 and $7,000 during 2003 and 2002, respectively.

Environmental Liabilities

Environmental liabilities include accruals for the estimates of the Company's obligations associated with remedial environmental matters at the Company's facilities and pending administrative matters assumed in the Company's various acquisitions.. Accruals are adjusted if and as further information relative to the underlying obligations develop or circumstances change.

Income Taxes

Income taxes are accounted for under the liability method, whereby deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized. Deferred income tax assets, which relate primarily to net operating loss carry-forwards have been offset by a valuation allowance for the same amount for all financial statement periods presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock Based Compensation

In December 2002 the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosure in financial statements about the effects of stock based compensation. The other provisions of SFAS No. 148 are not expected to be applicable to the Company as the Company has not expressed an intent to change its accounting for stock-based compensation.

SFAS No. 123 established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted only the disclosure requirement of SFAS No. 123 for employee issued options. No stock option based employee compensation costs are reflected in the Company's net loss, as all options granted had an exercise price equal to or greater than the market value of the Company's underlying common stock at the date of grant. Had the Company elected to recognize compensation cost based on fair value of the stock and stock options at the date of grant under SFAS 123, such costs would have been recognized ratably over the service period of the underlying instrument and the Company's net loss and net loss per common share would have decreased to the amounts indicated in the table below (which are not intended to be indicative of or a projection of future results):

                                                               12/31/03           12/31/02
                                                             -----------------------------

Net loss .................................................   $(14,220,040)   $ (5,464,098)

Less: stock based employee compensation expense determined
under the fair value method for all awards ...............       (477,676)        (34,762)
                                                             ------------    ------------

Pro forma net loss .......................................   $(14,697,716)   $ (5,498,860)
                                                             ============    ============

Basic and diluted net loss per common share, as reported .   $      (0.93)   $      (0.84)
                                                             ============    ============

Pro forma basic and diluted net loss per common share ....   $      (0.96)   $      (0.85)
                                                             ============    ============

Reclassifications

Certain amounts reported in the 2002 consolidated financial statements have been reclassified to conform to the 2003 presentation.

Financial Instruments

The carrying values of accounts receivable, other receivables, accounts payable, and accrued expenses approximate their fair values. The carrying values of the Company's long-term debt and capital lease obligations approximate their fair values based upon a comparison of the interest rate and terms of such debt to the rates and terms of debt currently available to the Company. It was not practical to estimate the fair value of the officers' loans payable and convertible debt due to the nature of these items.

Segment Information

The Company operates in a single segment as a full service provider of environmental services within the United States of America.

New Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of SFAS 146 is required with the beginning of fiscal year 2003. The adoption of this statement did not have a significant impact on the Company's results of operations.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Pronouncements (continued)

In November 2002, the FASB issued FASB Interpretation, FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that is has issued. Under FIN No. 45, recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year end. The adoption of FIN No. 45 did not have a significant impact on the Company's consolidated financial position or results of operations.

In December 2003, the FASB revised FIN No. 46, "Consolidation of Variable Interest Entities." Fin 46 clarifies Accounting Research Bulletin No. 51 for certain entities for which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company would currently be required to meet the disclosure requirements of this pronouncement. However, the Company has determined that it does not have a significant interest in such entities based on its analysis and assessment.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liability and equity. It also requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 15, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. It is to be implemented by reporting a cumulative effect of a change in an accounting principal of financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 did not have any significant impact on the Company's consolidated financial position or results of operations.

4    PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

                                                2003            2002
                                            ---------------------------
Land ....................................   $   275,000    $      --
Buildings ...............................       400,000           --
Machinery and equipment .................     1,185,270        861,754
Office equipment, computers and fixtures        232,193           --
Leasehold improvements ..................       223,423         67,026
Vehicles ................................       389,202           --
Construction in progress ................     1,643,076      1,478,388
                                            -----------    -----------
Total property and equipment ............     4,348,164      2,407,168
Accumulated depreciation and amortization      (577,785)      (348,643)
                                            -----------    -----------
Property and equipment, net .............   $ 3,770,379    $ 2,058,525
                                            ===========    ===========

Depreciation charged to operations, which includes amortization of assets under capital lease, was $229,142 and $447,781 for the years ended December 31, 2003 and 2002, respectively. Certain items of equipment acquired are collateral for the long-term debt described in Financing Arrangements, below.

During 2002, the Company identified indicators of possible impairment of its property and equipment. These indicators included the significant decrease in the market value of construction in progress related to new recycling technologies and related permit costs, the history of cash flow losses to date, and the weak general industry conditions. The Company performed an asset impairment test by comparing the projected undiscounted cash flows to the carrying amount of the property and equipment. Based on the results of this test, the Company determined that its property and equipment was impaired. With the assistance of independent specialists, the Company determined the impairment of the machinery and equipment other assets to approximate $2,542,000.

                     VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5        ACQUISITIONS

The Company follows SFAS No. 141, "Business Combinations." Under this standard, business acquisitions are accounted for under the purchase method and goodwill represents the excess of the purchase price of a business acquisition over the fair market value of the net assets acquired at the date of acquisition. The statement also requires the recognition of acquired intangible assets apart from goodwill if it arises from contractual and other legal rights. If an intangible does not arise from contractual or other legal rights, it shall be recognized as an asset apart from goodwill only if it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged.

In connection with the completion of the acquisitions of the stock and assets of ESD, ESC and MRTC in May 2003 (see Note 1 for business purpose of acquisitions), the Company recorded approximately $6,275,000 of goodwill, which is also deductible for income tax purposes. Included in the cash paid portion of the purchase price is $1,824,000 of proceeds from factored accounts receivable and $468,000 of long-term debt paid directly to the sellers. The following table summarizes the fair value of the assets acquired and liabilities assumed during 2003 for the acquisitions detailed above:

Purchase price:
Cash paid, including transaction costs of $205,000              $     2,548,000
Fair value of debt, as adjusted per agreement                         2,387,000
Fair value of equity issued on date of acquisition, including
$675,000 in acquisition costs                                         1,515,000
                                                                ---------------
     Total purchase price                                             6,450,000
                                                                ---------------

Fair value of net assets acquired:
Assets acquired:
Current assets                                                        1,888,000
Property and equipment                                                1,253,000
Permits and other intangibles                                           270,000
Goodwill                                                              6,275,000
Other assets                                                              2,000
                                                                ---------------
     Total assets acquired                                            9,688,000

Liabilities assumed:
Current liabilities                                                   2,108,000
Long-term debt                                                        1,130,000
                                                                ---------------
     Total liabilities assumed                                        3,238,000

The Company's consolidated results of operations are included herein as of the dates the above acquisitions were completed. The following unaudited pro-forma financial information provides a comparative analysis assuming that the acquisition of ESD, ESC and MRTC had occurred as of the beginning of the period:

                                       2003            2002
                                  ----------------------------
Gross revenue .................   $ 16,553,944    $ 15,572,218
Net loss ......................    (14,033,818)     (5,272,621)
Basic net loss per common share   $      (0.91)   $      (0.81)
                                  ============    ============

Other Business Acquisitions

In January 2003, KPMI issued 1,350,000 shares of common stock and closed on its acquisition of Vulcan Waste Systems, Inc. ("VWS"), from Kerns Manufacturing, Inc. ("Kerns"). With respect to this transaction, the Company contends that Kerns failed to deliver compliant assets as required by the relevant acquisition agreement. This transaction is currently in litigation (see Note 10, Commitments and Contingencies, below) and the Company has written off $1,890,000, representing the previously deemed carrying value of the assets acquired through this transaction as determined by the market value of the shares of KPMI common stock paid at the time of closing.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6    LONG-LIVED ASSETS

Goodwill and Intangible Assets

Amortizable intangible assets at December 31, includes the following:

                                                  2003         2002
                                               -----------------------
Patents and technologies ...................   $3,727,089   $   86,399
Accumulated amortization ...................      553,753       12,067
                                               ----------   ----------
     Patents and technologies, net .........   $3,173,336   $   74,332
                                               ==========   ==========

Permits ....................................   $  327,609   $   53,776
Accumulated amortization ...................       12,000         --
                                               ----------   ----------
     Permits, net ..........................   $  315,609   $   53,776
                                               ==========   ==========

Intangible asset not subject to amortization at December 31, includes the following:

                                                  2003         2002
                                               -----------------------
Goodwill ...................................   $6,275,040   $     --
                                               ==========   ==========

Amortization expense for the years ending December 31, 2003 and 2002 were approximately $553,686 and $1,000, respectively. Future amortization for each of the years ending through December 31, 2008 approximates $229,000 annually. In addition to annual amortization, the Company determined that, based on the results of its operations during 2003, it was appropriate to test its patents for impairment. Accordingly the Company evaluated the fair value of its patent based on the estimated future cash flows related to the asset and, due to changing market conditions, recorded an impairment charge of approximately $8,509,000 that has been separately identified in the statement of operations. This asset will be amortized over the remaining life of the patents, or 21 years. The Company has selected December 31, 2003 as the date of their annual impairment test for goodwill. With the assistance of an outside specialist, the Company performed an impairment test by comparing the fair value of their reporting unit with the carrying value of the unit. As a result of impairment test, the Company determined that there was no required impairment adjustment necessary for the Company's goodwill.

7    FINANCING ARRANGEMENTS

The following is a summary of the Company's financing arrangements as of December 31, 2003 and 2002:

                                                                                2003               2002
                                                                          -----------------------------------
Short-term borrowings                                                     $      75,000       $     75,000
                                                                           ------------        -----------

Current maturities of long-term debt:
   Term financing                                                               100,000                 --
   Vehicle loans and other current obligations                                   73,162             18,888
                                                                          -------------       ------------
     Total current maturities of long-term debt                           $     173,162       $     18,888

Current portion of convertible debentures:
   AMRC debentures, 10% convertible debentures, currently due                   159,000            475,000
   CCS debenture, 12% convertible debentures, due May and July 2004             850,000                 --
   Senior loan, variable interest rate convertible debenture                  1,203,000                 --
   Subordinate loan, 12% convertible debentures                                 500,000                 --
                                                                          -------------       ------------
     Total current portion of convertible debentures                      $   2,712,000       $    475,000

Long-term debt:
   Subsidiary loans (Note 8 and Note  12)                                            --          1,450,000
   Term financing                                                               200,000             60,000
   Vehicle loans and other current obligations                                  170,883                 --
                                                                          -------------       ------------
     Total long-term debt, net of current maturities                      $     370,883       $  1,510,000

Convertible debt, net of current portion:
   GCS debenture, 10% convertible debenture, due December 2008                1,184,065                 --
   Subordinate loan, 12% convertible debentures                               1,517,000                 --
                                                                          -------------       ------------
     Total current maturities of long-term debt                           $   2,701,065       $         --



                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7    FINANCING ARRANGEMENTS (CONTINUED)

The following chart is presented to assist the reader in analyzing the Company's ability to fulfill its fixed debt service requirements of December 31, 2003 and the Company's ability to meet such obligations:

Year

2004                                                $2,960,162
2005                                                 1,158,845
2006                                                   678,467
2007                                                   639,844
2008                                                   594,792
                                                  -------------

Total minimum payments due under
  current and long-term obligations              $   6,032,110
                                                 =============

Short Term Borrowings

The Company has a variable interest rate, (6% at December 31, 2003), line of credit with a bank, which has an outstanding balance of $75,000 as of December 31, 2003 and 2002, representing the entire line. The line matured on January 31, 2004, and the Company is currently renegotiating the terms of this facility.

Term Financing

In May 2003, and in connection with its acquisition of ESD, the Company assumed certain obligations totaling $300,000, payable in three equal installments March 2004, 2005 and 2006. This obligation is secured by a first mortgage interest in the Company's Massachusetts property.

AMRC Debentures

These instruments, executed in December 2002 through December 2003, are 10% convertible debentures that are due on the first anniversary of each such debenture. The debentures are generally convertible at $1.00 per common share, with default provisions entitling the holder to penalty shares for the amount in default at $0.20 per share. One of these debentures due in January 2004 in the initial amount of $50,000 is to the Company's former CFO.

CCS Debentures

In May 2003, the Company issued $0.85 million in subordinate convertible debentures to three institutional investors (the "CCS Debenture"). The debentures bear interest at 12% per year and are secured by the chairman's and certain related parties' common stock. The principal of the debenture and all accrued interest are convertible into common stock of the Company at the rate of $0.60 per share. During 2003, the Company was in default on this debt under various provisions of the agreement. As a result, the Company has accrued an increase in the interest rate to 25% per annum and penalties aggregating 4% per month from the date of the corresponding default. In addition, in connection with these debt agreements, the Company issued stock purchase warrants as described in the Stockholders' Equity footnote, below. $0.25 million of the principal of the CCS Debentures were redeemed in March 2004 in connection with the Laurus Financing (see Note 14, Subsequent Events, below).

Senior Loan

On December 19, 2003, the Company closed on the first installment of the Senior Loan with GCS Investments, LLC ("GCS"). The Senior Loan is structured as a term loan with a principal of $1.5 million that matures and renews annually, and bears interest at 10% per year. Payments are of interest only and are payable monthly. The Senior Loan is secured by a priority position on substantially all of the Company's assets. Conditions precedent of this financing included the conversion of the majority of the Company's pre-consolidation debt and other liabilities into various forms of equity, including all obligations due to the Company's officers and its related parties for loans extended to the Company, deferred salaries, price-protection agreements in relation to previous loans and deferred salaries and any other and all liabilities due to the Company's officers and related parties. Additionally required were a cash-based management contribution, the unconditional personal guarantee of the Company's chairman and the conversion by

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7    FINANCING ARRANGEMENTS (CONTINUED)

Senior Loan (continued)

GCS' affiliate of $1.184 million in debt into the GCS Debenture (see below). The Senior Loan is convertible into common stock of the Company at 100% of market at the time of any such conversion. GCS additionally received detachable warrants to purchase 500,000 shares of common stock that are exercisable at $0.40 per share and expire on December 19, 2008. The Company received $1.2 million of the funds under the Senior Loan in 2003 and the balance of $0.3 million in January 2004. The Senior Loan was modified in March 2004 in connection with the Laurus Financing (see Note 14, Subsequent Events, below).

Subordinate Loan

In November and December 2003, the Company's various outstanding notes issued in connection with the purchase of the Environmental Services Division of R.M. Jones & Co., Inc. ("Jones") were consolidated and adjusted in compliance with the provisions of such notes into the Subordinate Loan with a principal balance of $2.017 million. This loan bears interest at the rate of 12% per year, payable quarterly. The principal of the loan is payable in four installments: April 30, 2004, April 30, 2005, November 30, 2005, and April 30, 2006. This note is secured by the stock of two of the Company's subsidiaries: JES-LLC, and ESC, and is convertible into common stock of the Company at 100% of market at the time of any such conversion. The Subordinate Loan was acquired by GCS in March 2004 in connection with the Laurus Financing (see Note 14, Subsequent Events, below).

GCS Debenture

In December 2003, and in connection with the requirements of the Senior Loan, GCS' affiliates converted $1.184 million in debt into convertible preferred securities of the Company (the "GCS Debenture"). This instrument is to be paid at a rate equal to 2% of the Company's gross annual revenue on a quarterly basis, provided that such payments, together with the interest payments paid to GCS on the Senior Loan, do not exceed 30% of the Company's EBITDA for such year. These payments shall continue to be made until the sum of all such payments is equal to $1.184 million, at which time this instrument will automatically convert into 30,000 shares of Subsidiary Preferred.

8    MINORITY INTEREST

As a condition precedent to the Company's closing of the Senior Loan, the Company's pre-consolidation NWR notes totaling $925,000 ("the NWR Debt") were, on December 19, 2003, converted into 92,500 shares of a non-voting class of preferred equity in the Company's American Metals Recovery, Corp. ("AMRC"), subsidiary - the Subsidiary Preferred Equity, with a par value of $0.001. Subsidiary Preferred Equity holders will receive a quarterly dividend ranging from 3% to 5% of AMRC's annualized revenue, limited to 30% of AMRC's operating income. The shares may not be liquidated or transferred. Shares of Subsidiary Preferred Equity may be redeemed by the Company with shares of the Company's common stock based upon the then-current market conditions at the time of any such redemption. There is no expiration date associated with the Company's redemption option.

9    RELATED PARTY TRANSACTIONS

In additions to those related party transactions disclosed above in Note 7, Financing Arrangements, and below in Note 12, Stockholders' Equity, the Company had the following significant related party transactions during the periods reported in the financial statements:

TRANSACTIONS WITH AND ACQUISITION OF MRTC

On May 2, 2003, the Company, through VEC, completed its acquisition of MRTC from Lawrence Kreisler, an employee stockholder and former Vice-Chairman, for debt totaling approximately $370,000 (the "MRTC Debt"), plus the assumption of MRTC's various liabilities which included $410,977 of amounts due to Lawrence Kreisler. On December 16, 2003, and in connection with the requirements of the Company's closing of the Senior Loan, Lawrence Kreisler converted the assumed MRTC liabilities of $410,977 into 1,400,000 shares of common stock in the Company. Simultaneously on December 16, 2003, the Company's chairman purchased the MRTC Debt of $370,000 from Lawrence Kreisler and converted it into 1,409,524 shares of common stock of the Company.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9    RELATED PARTY TRANSACTIONS (CONTINUED)

Acquisition of Technologies

In November 1997, the Company, upon ratification by its shareholders, executed its License Agreement with Lawrence Kreisler. Pursuant to this agreement, Lawrence Kreisler had granted the Company an exclusive license to his patent rights and the technologies upon which the Company was founded. Lawrence Kreisler was to receive royalty-fees under the License Agreement that were based on a per gallon rate which differed according to the type and quantity of material processed. This License Agreement carried a minimum 15-year term with an evergreen renewal provision. During 2003, the Company completed its 2001 agreement to buy-out the 1997 License Agreement and acquire the underlying patents for a total of $12.15 million. The purchase price was based on an independent valuation of the technologies and a discount to the royalties payable. The final payment of the buy-out was made in 2003 in the form of 6,601,373 shares of common stock and 1,881,366 shares Series A Preferred Equity that were issued to Lawrence Kreisler and his assigns (see Note 12, Stockholders' Equity, below).

Conversion of Other Debts and Obligations in Connection With Senior Loan

On December 16, 2003, and in connection with the requirements of the Company's closing of the Senior Loan, the Company's chairman also at this time converted all outstanding officer loans and deferred salaries from the current fiscal year, the Company's price-protection obligations in relation to deferred salaries and officer loans from prior periods previously paid with equity but for which additional equity was currently due, and other amounts due under the terms of the Company's chairman's employment agreement into 3,131,222 shares of common stock in the Company. Additionally, the Company's chairman purchased other liabilities of the Company totaling $0.16 million and converted these liabilities into 609,524 shares of common stock in the Company.

On December 16, 2003, and as a condition of the Company's closing of the Senior Loan, the Company's President converted the Company's outstanding redemption and price-protection obligations relating to its May 2, 2003, acquisition of ESC into 3,300,000 shares of common stock in the Company. Any future redemptions shall be on the basis of the market price of the Company's common stock at the time of any such redemption. All other terms and conditions of the ESC acquisition agreement remain in effect. In November 2003, and in connection with a required management contribution of the Senior Loan, the Company's President retired 92,500 shares of common stock.

Other Related Party Transactions

In November 2003, and in connection with a required management contribution of the Senior Loan, the Company's chairman purchased 416,667 shares of restricted common stock in the Company for $133,333, and the Company's former Vice-Chairman purchased 208,333 shares of restricted common stock in the Company for $66,667.

During 2003, the Company borrowed $251,000 from officers for general working capital purposes which amounts were repaid during 2003 in cash.

During 2003 and 2002, the Company utilized the services of Candent Corporation, (formerly Cyngularity Corporation), for development and administration of its various management information systems. Candent is majority-owned by the Company's Chairman's spouse. Such services approximated $150,000 and $23,000 for 2003 and 2002, respectively.

During 2003, the Company borrowed $517,500 from an immediate family member of the Chairman at an interest rate of 2% per year and an initial stated term of 5 years. This debt was converted in 2003 into 647,500 shares of common stock (see
Note 12, Stockholders' Equity, below).During 2002, certain officers and immediate family members loaned the Company approximately $612,000, which was repaid in cash of approximately $157,000 and approximately 523,300 shares of common stock with a fair value of approximately $638,000.

During the second quarter of 2003, the Company issued 750,000 shares of common stock with an approximate fair value of $675,000 to a former director for services related to the Company's May business acquisitions.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10   COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company is party to certain material employment agreements with its Chief Executive Officer, President and Chief Operational Officer and Chief Compliance Officer. Each of these agreements call for an annual base salary of $150,000, reimbursement of business expenses, use of a Company automobile, periodic bonuses, and participation in any employee benefits provided to all employees of the Company.

Operating Leases

The company maintains its corporate offices at its facility located in Paterson, New Jersey and its technical services offices located in Farmington, Connecticut. The Paterson lease terms, which include a purchase option and provide for the base rent to be paid monthly over five years commencing December 2003. The Farmington lease is month to month payable in the amount of $3,000 per month. The lease obligations are as follows:

Year                                                                Operating
                                                                      Leases
--------------------------------------------------------------------------------

2004                                                            $       79,515
2005                                                                   119,272
2006                                                                   119,272
2007                                                                   119,272
2008                                                                   119,272
Thereafter                                                                  --
                                                                 --------------
   Total minimum lease payments                                        556,603

In December 2002, the Company entered into discussions with its landlord to exercise its option under their lease agreement to purchase the building they currently occupy as well as the property adjacent to their current building. In conjunction with these discussions, $100,000 is held in escrow by the Company's attorney and is included in deposits as of December 31, 2003 and 2002.

The Company is also liable for its pro rated portion of real estate taxes. Rent expenses, including real estate taxes, were approximately $256,000 and $231,000 for 2003 and 2002, respectively.

Capital Leases

The Company is obligated under capital leases for machinery and equipment and office equipment, computers and fixtures that expire in three to five years, and bear interest ranging from 6% to 14%. The following is a summary of future minimum payments under capital leases that have remaining noncancelable lease terms in excess of one year at December 31, 2003:

Year                                                                 Capital
                                                                      Leases
--------------------------------------------------------------------------------

2004                                                            $      197,021
2005                                                                   112,004
2006                                                                    29,583
2007                                                                       926
Thereafter                                                                  --
                                                                  --------------
   Total minimum lease payments                                        339,534

Less imputed interest at interest rates
  ranging from 6.0% to 14.0%                                            24,649
                                                                  --------------
   Present value of future minimum lease payments                      314,885

Less: current portion of capitalized lease obligations                 191,461
                                                                  --------------
Long-term capitalized lease obligations                         $      123,424
                                                                  ==============

Assets capitalized under the above leases and included
in property and equipment are as follows:
                                                        2003         2002
                                                    -------------------------
Equipment                                           $  394,000    $  394,000
Less: accumulated amortization                         162,000       112,000
                                                   -----------    ----------
     Equipment under capital leases, net               232,000       282,000

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10   COMMITMENTS AND CONTINGENCIES (CONTINUED)

Legal Proceedings

The Company is party to the matter entitled Somerset Hills Consultants, Inc., et al, v. KBF. The action was filed in the Supreme Court of the State of New York, February 13, 2002. The Verified Complaint seeks specific performance of certain agreements between the plaintiffs and the Company, plus attorney's fees and costs. The plaintiffs were awarded partial judgment as to some issues which resulted in adjustment to the Company's litigation accrual during the period. The Company has issued 300,128 shares of its common stock into an escrow account pending final judgment in this matter. This matter was settled during the third quarter 2004 for 400,000 new shares of the Company's common stock being issued and about 120,000 of the shares held in escrow being cancelled.

The Company is party to the matter entitled Kerns Manufacturing Corp. v. KBF Pollution Management, Inc. The action was filed in the Supreme Court of the State of New York, August 14, 2003. The Verified Complaint seeks performance of certain agreements between the plaintiffs and the Company, plus attorney's fees and costs. The matter is ongoing and counsel is therefore unable to evaluate the probability of an unfavorable outcome or range of potential loss at this time. This matter relates to the Company's recent acquisition of Vulcan Waste Systems, Inc. from Kerns Manufacturing Corp. and the breach by Kerns of the terms and conditions of the relevant acquisition agreement. The Company incurred a loss in December 31, 2003 on its write-off of $1,890,000 of idle equipment connected to this transaction. 1,350,000 shares of restricted common stock related to the Vulcan acquisition remain outstanding which shares the Company is seeking to have cancelled. The Company is currently pursuing the reversal of this acquisition and seeking the return of the common stock issued.

The Company assumed and is party to various immaterial administrative enforcement proceedings for which the Company has accrued $237,500 in potential expenses. The Company is also involved with several minor collection matters in which the Company and vendors are seeking payment for services rendered and goods provided.

Other Contingencies

The Company is subject to various regulatory requirements, including the procurement of requisite licenses and permits at its facilities. These licenses and permits without which the Company's operations would be adversely affected are subject to periodic renewal. The Company anticipates that, once a license or permit is issued with respect to a facility, the license or permit will be renewed at the end of its term if the facility's operations are in compliance with the applicable regulatory requirements.

Under the Company's insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. The deductible per occurrence for the workers' compensation, general liability and vehicle liability is $500,000. The deductible per occurrence for the environmental impairments is $1,000,000.

11   INCOME TAXES

The Company has incurred losses, which have generated net operating loss carryforwards for the Company. As of December 31, 2003, the Company has federal and state net operating loss carryforwards of approximately $23,198,584, which begin to expire in 2010. These loss carryforwards are subject to limitation in future years should certain ownership changes occur. For the years ended December 31, 2003 and 2002, the Company's effective tax rate differs from the federal statutory rate principally due to net operating losses and other temporary differences for which no benefit was recorded. The provision for income taxes for the years ended December 31, 2003 and 2002 consisted of state income tax provisions. Deferred tax assets are as follows:

                                                2003             2002
                                            ---------------------------
Deferred Tax Assets:
Net operating loss carryforwards ........   $ 3,883,000    $ 3,612,000
Allowance for doubtful accounts .........        35,000         19,000
Property, equipment and intangible assets     4,400,000      2,059,000
                                            -----------    -----------
Total deferred tax assets ...............     8,318,000      5,690,000
Less: Valuation allowance ...............    (8,318,000)    (5,690,000)
                                            -----------    -----------
Net deferred tax assets .................   $      --      $      --
                                            ===========    ===========

The Company has federal and state net operating loss carry-forwards of approximately 11,421,000, which expire through December 31, 2024.

                     VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12   STOCKHOLDERS' EQUITY

Reverse Stock-split and Reincorporation Merger

In September 2003, with the approval of the Company's shareholders, the Company completed a reverse stock-split and reincorporation merger with its wholly-owned subsidiary, Veridium Corporation (see Note 1, Description of Business and Basis of Presentation, above). Prior to completing these transactions, the Company had completed a series of acquisitions and the consolidation of ESD, ESC, AMRC, NWR and MRTC with Veridium Environmental Corporation ("VEC") and into the Company through a merger with KPMI, after KPMI had completed a twenty for one reverse stock split. Shares of common stock referred to herein are of the Company and, where relevant, have been converted into the equivalent number of shares of the Company on a twenty to one basis. The par value of the Company's shares is $0.001 per share as compared to $0.00001 for KPMI's shares.

Preferred stock authorization

In September 2003, the Company's stockholders authorized the issuance of up to 5,000,000 shares of preferred stock.

Anti-dilution and Price Protection Agreements

During 2003, in consideration for certain equity transactions, one lender, various vendors and stockholders, and the Chairman received price protection benefits and/or anti-dilution coverage as part of their equity instruments. As a result of these agreements, the Company was required to issue approximately 4,900,000 shares during 2003 for no consideration. Certain of these agreements extend into 2004 and future years. At December 31, 2003, one investor has an anti-dilution agreement in place to maintain his current ownership percentage of common stock. In addition, the Chairman and a member of his family has a limited anti-dilution agreement relating to the conversion of debt detailed in Note 7, Financing Arrangements, above, which provide for the issuance of additional shares under all circumstances not related to the completion of a merger or acquisition by the Company.

Stock Warrants

The Company issued no stock warrants during 2002. During 2003, in connection with certain convertible debt agreements, the Company recorded an adjustment to paid in capital of approximately $500,000 for the fair value, (as determined by the Black Scholes method), of issued warrants to purchase 1,325,000 shares, net of cancellations and forfeit shares, of common stock with an exercise price of $0.60 per share. These warrants are due to expire through 2004.

Option Note Plan

In May 2001, the Company approved an Option Note Plan. Under the Plan all officers, directors, employees and certain corporate advisors are entitled to exercise their options by executing a note as payment for the underlying stock. All participants in the option note plan shall voluntarily reduce (forfeit) the number of outstanding options exercised by 5%. The notes shall bear interest at 6.5% and be collateralized against the stock purchased. Pro-rated repayment of the note, along with the pro-rated interest, must be paid upon the sale of the related shares. During 2002, interest on the notes receivable-common stock was recorded as additional paid-in-capital in the amount of $271,779. The Plan was discontinued in December 2002. On April 30, 2003, the Company assigned all rights and interest in the notes receivable-common stock for an additional deposit on the patent acquisition from the Company's former chairman and current stockholder retroactive to December 31, 2002. The notes assigned, totaling $4,508,929 are also included in deposits on patent acquisition from the former chairman as December 31, 2002. Therefore, the notes receivable-common stock account as of December 31, 2002 was eliminated.

Common Stock Subscribed

During 2001, stock options were exercised under the Option Note Plan, which provided for the issuance of 2,547,761 shares of common stock. As of December 31, 2001, these shares have not been issued and therefore were included in common stock-subscribed. The actual stock issuance occurred in July 2002.

Beneficial Conversion

Deferred financing charges, which represent costs associated with obtaining long-term financing, are capitalized. The costs generally represent the value of warrants issued in connection with financing arrangements and the intrinsic value of any beneficial conversion feature associated with the underlying debt. The charges are amortized over the life of the loan or over the time period until the loan may be converted into stock. Amortization expense relating to deferred financing charges amounted to approximately $813,000 and $ -0- for the years ended December 31, 2003 and 2002, respectively.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12   STOCKHOLDERS' EQUITY (CONTINUED)

Stock Option and Issuance Plans

In September 2003, the Company's shareholders approved the discontinuance of the KPMI 1998 Stock Option Plan and the adoption of the Company's 2003 Stock Option/Stock Issuance Plan (the "Plan"). The Plan consists of two separate equity programs: (i) the Discretionary Option Grant Program and (ii) the Stock Issuance Program. The principal terms and features of each program and the Plan are described in the underlying agreements. An aggregate of 2,500,000 shares of Common Stock are reserved for issuance over the term of the Plan. In addition, the number of shares of Common Stock reserved for issuance under the Plan automatically increases on the first trading day of January each calendar year, by an amount equal to eight percent (8%) of the total number of shares of Common Stock outstanding on the last trading day in December of the preceding calendar year. The shares of Common Stock issuable under the Plan may be drawn from shares of our authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by us, including shares repurchased on the open market. Shares subject to any outstanding options under the Plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the Plan will not be available for reissuance. Should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the gross number of shares for which the option is exercised or which vest under the stock issuance and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance. The Company's officers and employees, non-employee Board members and independent consultants in the Company's service or the service of the Company's subsidiaries (whether now existing or subsequently established) are eligible to participate in the Plan. The fair market value per share of Common Stock on any relevant date under the Plan will be deemed to be equal to the closing bid price per share on that date. Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements.

Supplemental Disclosure for Stock-Based Compensation

The Company applies APB Opinion No. 25 and related Interpretations in accounting for its Plans and the analogous plans of the Company. SFAS No. 123, "Accounting for Stock-Based Compensation", defined a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. The Company elected to continue to apply the accounting provisions of APB Opinion No. 25 for stock options. Activity under the Plans for the years ended December 31, 2003 and 2002 is as follows:

                                 Number of Shares  Weighted Average
                                                    Exercise Price
                                 ----------------------------------

Outstanding at December 31, 2001       823,798    $   2.00
   Granted at fair value .......       370,809        1.00
   Forfeited ...................       (93,309)       0.80
   Exercised ...................        (8,500)       2.40

Outstanding at December 31, 2002     1,092,798    $   2.00
   Granted at fair value .......    12,245,206        0.60
   Forfeited ...................    (2,830,104)       0.63
   Exercised ...................    (6,693,873)       0.68

Outstanding at December 31, 2003     3,814,027    $   0.88

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12   STOCKHOLDERS' EQUITY (CONTINUED)

Summarized information about the Company's stock options outstanding at December
31, 2002 is as follows:

   Range of Exercise Prices        Number of       Weighted          Weighted                 Exercisable
                                    Options        Average           Average     --------------------------------------
                                   Outstanding    Remaining       Exercise Price     Number of Options   Weighted Average
                                                Contractual Life                                          Exercise Price
--------------------------------------------------------------------------------------------------------------------
$1.00 to $2.00                          933,394           5.97           1.60           750,894                1.80
$2.01 to $4.00                          133,404           5.58           3.40           133,404                3.40
$4.01 to $6.00                           16,000           3.86           5.20            16,000                5.20
$6.01 to $8.00                           10,000           5.00           8.00            10,000                8.00
                                ----------------                              ------------------
                                      1,092,798                                         910,298

Summarized information about the Company's stock options outstanding at December
31, 2003 is as follows:

 Range of Exercise Prices          Number of       Weighted          Weighted                 Exercisable
                                    Options        Average           Average     --------------------------------------
                                   Outstanding    Remaining       Exercise Price     Number of Options   Weighted Average
                                                Contractual Life                                          Exercise Price
---------------------------------------------------------------------------------------------------------------------
$0.40 to $0.99                        2,930,000           8.68           0.57         1,550,000                0.54
$1.00 to $8.00                          746,527           4.89           2.39           746,527                2.39
                                ----------------                              ------------------
                                      3,676,527                                       2,296,527

Options exercisable at December 31, 2003 and 2002 were 2,296,527 and 910,298, respectively, with a weighted average exercise price of $1.08 and $2.16 per share, respectively. The fair value of each option granted during 2003 and 2002 is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                              2003       2002
                            ------------------

Dividend yield ........        --         --
Expected volatility ...        69%        69%
Risk-free interest rate         2%         2%
Expected life .........       8.57       7.95

There were no options granted at less than fair value during the periods presented. The weighted average fair value of options and warrants granted at fair value during 2003 was calculated using the Black-Scholes valuation model to be $0.04 and $0.09 per share, totaling $479,676 and $34,762, respectively.

Debt and Other Liabilties Settled With Common Stock

During 2003, the Company issued approximately 4,450,000 shares of common stock in settlement of approximately $1,458,000 of notes payable (see Item 9, Related Party Transactions, above). All accrued interest related to this transaction was forgiven.

During 2003, the Company issued a total of 1,740,000 shares of common stock upon the conversion of $189,000 in debt to unrelated parties and 367,629 shares of common stock upon the settlement of $366,000 in accounts payable and other liabilities due.

During 2002, the Company issued approximately 523,000 shares of common stock to its officers in settlement of loans due to them in the amount of $637,990. During 2002, the Company issued 65,000 shares of common stock with a fair value of $85,000 to settle $115,000 of long-term debt. The Company recorded a $30,000 gain on the extinguishment of debt related to this transaction.

During 2002, the Company issued 33,500 shares of common stock with a fair value of approximately $48,000 to settle outstanding accounts payable.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12   STOCKHOLDERS' EQUITY (CONTINUED)

Stock and Options Issued for Services

During 2003, the Company issued 2,682,500 shares of common stock, with a value of $763,917, in exchange for services rendered, and performance-based and vested options to purchase 1,700,000 shares of common stock at $0.60 per share, valued at $695,530 as determined under the Black-Scholes valuation model.

During 2002, the Company issued 100,500 shares of common stock with a fair value of approximately $105,000 for services rendered. During 2002, the Company issued options to consultants with a fair value of approximately $87,600, as determined under the Black Scholes model.

Stock Issued for Intangible Assets

During the first quarter of 2003, the Company issued 50,000 shares with a fair market value of approximately $60,000 to a consultant for deferred financing costs.

During 2003, the Company issued 6,601,373 shares of common stock, valued at $5,081,587, towards the Company's acquisition of patents from the former Vice-Chairman (see Note 9, Related Party Transactions, above). In June 2002, the Company issued 500,000 shares of common stock with a fair value of approximately $600,000 to the former Vice-Chairman and a current stockholder as a deposit for the purchase of patents.

Exercise of Stock Options

In January 2003, an investor exercised an option to purchase 80,000 shares of common stock for $64,000.

In February 2002, an investor exercised options to purchase common stock under a net issuance exercise provision of the option agreement. This non-cash exercise resulted in the issuance of approximately 25,300 shares of common stock. In June 2002, an individual exercised options to purchase common stock under the Company's Option Note Plan. This non-cash exercise resulted in the issuance of approximately 53,000 shares of common stock and a note receivable-common stock in the amount of approximately $74,000.

Investment Activity

In November 2003, and in connection with a required management contribution of the Senior Loan, Lawrence Kreisler purchased 208,333 shares of restricted common stock in the Company for $66,667. In November 2003, and in connection with a required management contribution of the Senior Loan, the Company's chairman purchased 416,667 shares of restricted common stock in the Company for $133,333.

Series A Preferred Equity

In October 2003, the Company issued as the final payment due on and in full satisfaction of all obligations pursuant to the patent acquisition agreement, 1,881,366 shares of Series A Preferred Equity to the former Vice-Chairman and his assigns. Each share of Series A Preferred Equity may be converted by the holder into one share of common stock and are subject to customary antidilution adjustments. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series A Preferred Equity has the equivalent voting power of five shares of the Company's common stock. Each share of Series A Preferred Equity entitles its holder to receive a cumulative annual cash or stock dividend of equivalent value to any dividends paid on the Company's common stock at the same one to five rate.

Series B Preferred Equity

In December 2003, various parties converted shares of common stock into Series B Preferred Equity at the rate of twenty shares of common to one share of Series B Preferred Equity. The conversions included the Company's Chairman (450,000 preferred shares), President (200,000 preferred shares), Chief Compliance Officer (67,617 preferred shares), board members (42,125 preferred shares), the former Vice-Chair and a current employee (130,000 preferred shares) and other parties (56,250 preferred shares). Approximately 12,550,000 shares of common stock were exchanged in connection these agreements. The preferred shares may not be converted into common stock for two years in the absence of a change of control or other merger or acquisition event. Each share of Series B Preferred Equity may be converted by the holder into twenty-five shares of common stock and are subject to customary anti-dilution adjustments. There is no expiration date associated with the conversion option. At all times prior to conversion, each share of Series B Preferred Equity has the equivalent voting power of twenty-five shares of the Company's common stock. Each share of Series B Preferred Equity entitles its holder to receive cumulative annual cash or stock dividends as defined in the agreement.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The following is a summary of supplemental disclosures of cash flow information:

                                                                                  2003                  2002
                                                                          -------------------------------------------
Cash paid during the year for the following:
   Interest                                                                  $         480,624   $         38,000
   Income taxes                                                                             --                 --

Disclosure of non-cash investing and financing activities:
   Accounts payable and accrued expenses settled through the
     issuance of common stock and options                                                   --             48,000

   Common stock issued as settlement of officers' loans payable

   Settlement of long-term debt with common stock                                           --            638,000

   Exercise of stock options in exchange for note receivable - common stock                 --            115,000

   Common stock issued for payment of deposits on patent acquisition from
     former  Vice-Chairman and current employee                                             --             74,000

   Common stock and options issued as payment of permit and financing
     costs, equipment and expenses                                                          --            600,000

   Equipment acquired under capital lease obligations                                       --            119,000

   Incremental adjustment for interest on notes receivable - common stock                   --            272,000

   Assignment of notes receivable - common stock as additional deposit
     on patent acquisition from former Vice-Chairman and employee                           --          4,509,000

   Equipment acquired in exchange for stock                                          1,890,000                 --

   Stock used for services in connection with acquisitions                             675,000                 --

   Long-term  debt converted  to  minority  interest                                   925,000                 --

   Long-term debt converted into convertible debentures                              1,009,000                 --

   Common stock issued in connection with acquisitions                                 841,785                 --

   Common stock issued upon settlement of payables                                     366,007                 --

   Common stock issued in connection with financing and acquisitions                   464,500                 --

   Proceeds from factoring of  receivables utilized in
     acquisition of  businesses                                                      1,824,292                 --

   Conversion of stock options in connection with patent acquisition                 5,081,587                 --

   Stock  options issued in  payment of patent  acquisition                             79,158                 --

   Issuance of preferred stock in payment of  patent  acquisition                    1,881,366                 --

   Common stock issued for fixed assets                                                300,000                 --

   Purchase of fixed asset and incurrence of capital  lease                             27,603                 --

   Long-term debt and accounts payable converted to convertible debt                 1,184,065                 --

   Conversion of related party loans and long-term debt into common stock            1,647,587                 --

   Proceeds from long-term debt  utilized in acquisitions                              468,666                 --

   Deferred financing costs utilized from loan proceeds                                103,175                 --

   Value of beneficial conversion feature                                              340,000                 --

   Value of warrants issued on convertible debt                                        500,413                 --


                     VERIDIUM CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14   SUBSEQUENT EVENTS

Other Term Financing

During the first quarter 2004, the Company entered into a number of unsecured term facilities with trade vendors for outstanding accounts payable totaling about $0.7 million with a maturity date of December 31, 2004, some of which facilities bear interest at 6% per year.

Laurus Financing

On March 31, 2004, the Company closed on a revolving fixed price convertible facility in the amount of $1.75 million with the Laurus Master Fund (the "Laurus Financing"). Structured like a standard receivables-based line of credit, this facility carries interest at prime plus 5%, subject to a floor of 9%, and a term of three years. The Company may convert debt into equity at a fixed conversion price equal to 110% of the fixed conversion price of $0.43 per share. The Company issued Laurus seven-year detachable warrants to purchase shares of the Company's common stock as follows: 450,000 at 115% of the fixed conversion price, 400,000 at 125% of the fixed conversion price and 250,000 at 135% of the fixed conversion price. The proceeds of the Laurus Financing were used to complete the Company's recapitalization process and to stimulate increased cash flows from operations. Specifically, these proceeds were used to (a) payoff balance under factoring agreement (about $0.5 million), (b) payment on the Subordinate Loan for $0.5 million, and (c) pay down the CCS Debenture by $0.25 million. Simultaneously with the closing of this financing, the Company additionally paid $0.5 million of the Subordinate Loan in the form restricted common stock (1.25 million shares) and assigned GCS the balance of the Subordinate Loan, of $1.517 million, in return for a reduction of the Senior Loan of $0.5 million.


                     VERIDIUM CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 2004 AND DECEMBER 31, 2003
                                                               9/30/04           12/31/03
                                                             (unaudited)
                                                            ------------------------------
ASSETS:
Current assets:
   Cash ..................................................   $     85,320    $     89,392
   Accounts receivable, net ..............................      2,672,932       1,970,332
   Inventories ...........................................          4,221           7,634
Prepaid expenses
and other current assets .................................        364,923         104,303
                                                             ------------    ------------
       Total current assets ..............................      3,127,396       2,171,661

Property and equipment, net ..............................      3,636,239       3,770,379

Other Assets:
   Deposits ..............................................        125,224         123,102
   Patents and technologies, net .........................      3,059,108       3,173,336
Deferred financing
costs, net ...............................................        709,671            --
   Permits, net ..........................................        302,279         315,609
   Goodwill ..............................................      6,275,040       6,275,040
                                                             ------------    ------------
       Total other assets ................................     10,471,322       9,887,087
                                                             ------------    ------------

TOTAL ASSETS .............................................   $ 17,234,957    $ 15,829,127
                                                             ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Short term borrowings .................................   $    420,353    $     75,000
   Accounts payable ......................................      2,379,681       2,735,106
   Accrued expenses ......................................      1,192,151       1,256,444
   Current maturities of long-term debt ..................        349,635         173,162
   Current portion of convertible debentures .............        744,000       2,712,000
   Current portion of obligations under capital lease ....        138,192         191,461
                                                             ------------    ------------
       Total current liabilities .........................      5,224,012       7,143,173

Long-term debt, net of current maturities ................        492,497         370,883
Convertible debentures, net of current portion ...........      5,532,937       2,701,065
Obligations under capital lease, net of current maturities         48,859         123,424
Other liabilities ........................................         18,485          18,485
                                                             ------------    ------------
       Total long term liabilities: ......................      6,092,778       3,213,857

       Total liabilities: ................................     11,316,790      10,357,030

Minority interest in consolidated subsidiary .............        925,000         925,000

Commitments and contingencies ............................           --              --

Stockholders' equity:
   Preferred stock, $0.001 par value:
     Series A: authorized 1,881,366 shares;
       1,881,366 shares issued and outstanding ...........          1,881           1,881
     Series B: authorized 945,992 shares;
       945,992 shares issued and outstanding .............            946             946

   Common stock, $0.001 par value, 50,000,000 authorized;
   26,717,093 and 23,379,916 shares issued
   for 2004 and 2003, respectively .......................         26,717          23,380

   Additional paid-in capital ............................     32,580,566      31,505,431
   Accumulated deficit ...................................    (27,553,589)    (26,971,713)
   Treasury stock at cost, 131,266 and 5,000
     shares of common stock, respectively ................        (63,354)        (12,828)
                                                             ------------    ------------
       Total stockholders' equity ........................      4,993,167       4,547,097
                                                             ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...............   $ 17,234,957    $ 15,829,127
                                                             ============    ============


            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004
                        (UNAUDITED) AND 2003 (UNAUDITED)


                                                  For The Three Months             For The Nine Months
                                                   Ended September 30               Ended September 30
                                                 2004              2003            2004           2003
                                              ------------------------------------------------------------
Revenues ..................................   $  3,108,541    $  4,098,615    $  9,903,665    $  8,103,703
   Cost of revenues .......................      2,494,090       3,265,543       7,437,209       6,332,959
                                              ------------    ------------    ------------    ------------
     Gross profit .........................        614,451         833,072       2,466,456       1,770,744

Operating expenses:
    Selling expenses ......................        290,883         292,595         816,326         891,314
   General and administrative expenses ....        576,613         472,027       1,628,314       1,546,925
   Severance expense ......................           --              --           382,480            --
                                              ------------    ------------    ------------    ------------
Total operating expenses ..................        867,496         764,622       2,827,120       2,438,239
                                              ------------    ------------    ------------    ------------

Operating income (loss) ...................       (253,045)         68,450        (360,664)       (667,495)

Other income (expense):
   Forgiveness of interest ................           --              --           413,230            --
   Amortization of deferred financing costs        (70,966)       (106,873)       (141,934)
                                                                                                  (167,477)
   Gain on sale of fixed assets ...........          9,550            --             9,550
                                                                                                    14,000
   Settlements ............................         (2,500)         78,402          (2,500)
                                                                                                    78,402
    Conversion benefit ....................           --           208,344            --              --
   Interest expense .......................       (153,075)       (281,425)       (491,389)       (479,075)
                                              ------------    ------------    ------------    ------------
     Total other expense, net .............       (216,991)       (101,552)       (213,043)       (554,150)
                                                              ------------    ------------    ------------

Loss before provision for income taxes ....       (470,036)        (33,102)       (573,707)
                                                                                                (1,221,645)
   Provision for income taxes .............         (1,427)         (1,170)        (10,588)
                                              ------------    ------------    ------------    ------------
                                                                                                    (3,470)
Net loss ..................................   $   (471,463)   $    (34,272)   $   (584,295)   $ (1,225,115)
                                              ============    ============    ============    ============

Basic and diluted loss attributable
  to common shareholders ..................   $      (0.02)   $      (0.00)   $      (0.02)   $      (0.09)
                                              ============    ============    ============    ============

Weighted average shares of
     common stock outstanding .............     26,008,733      16,844,885      26,008,733      12,966,831
                                              ============    ============    ============    ============


            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.


                      VERIDIUM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
        FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (UNAUDITED)
                                                                                2004               2003
                                                                         -----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                     $ (584,295)     $    (1,225,115)
Adjustments to reconcile net loss to net cash provided
  by (used in) operating activities
   Depreciation and amortization                                                 382,974           308,383
   Amortization of deferred financing costs                                      141,934           167,477
   Common stock issued in exchange for services rendered                              --           152,397
   Provision for doubtful accounts                                               (4,716)            65,570
   Interest paid directly from lender                                             37,917                --
   Severance expense                                                             382,480                --
     Increase in deferred taxes                                                       --            17,675
   Changes in assets and liabilities
     Accounts receivable                                                       (215,350)         (537,870)
Other receivables                                                                     --            69,414
     Inventories                                                                   3,414             1,103
     Prepaid expenses and other current assets                                 (243,686)          (56,756)
     Accounts payable                                                            248,389           581,958
Accrued expenses                                                                (64,293)           329,787
                                                                            ------------     -------------
       Net cash provided by (used in) operating activities                        84,768         (125,977)
                                                                            ------------     -------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Cash used in acquisition of subsidiary, net of cash acquired                       --         (259,172)
   Change in deposits                                                            (2,400)          (27,588)
   Additions to and acquisition of property, plant and equipment                      --         (458,653)
                                                                            ------------     -------------
       Net used in investing activities                                     (2,400)              (745,413)
                                                                            -------          -------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Repayments to factor, net                                                    (11,772)                --
   Repayment of short-term borrowings                                          (258,461)          (70,000)
   Repayment of current maturities of long-term debt, net                      (105,391)          (59,744)
   Proceeds from long-term debt                                                       --           495,000
   Repayment of officer loans, net                                                    --         (139,312)
   Proceeds from officers' loans payable                                              --           311,187
   Proceeds from long-term convertible debentures                               543,372,                --
   Proceeds from sale of common stock                                              5,000                --
   Proceeds from the exercise of stock
     options and purchase of stock, net                                             --           101,597
   Purchase of treasury stock                                                   (50,526)                --
   Proceeds from obligations under capital lease                                      --            27,630
   Repayment of obligations under capital leases                               (127,833)         (117,945)
   Repayment of Subordinate Loan                                                (45,829)                --
   Repayment of Convertible Debenture                                           (15,000)                --
   Proceeds from (Payment of) short term borrowings                                   --         (325,606)
   Proceeds from short-term debt                                                      --           760,800
   Deferred financing costs incurred                                            (20,000)          (85,892)
                                                                            ------------     -------------
       Net cash (used in) provided by financing activities                      (86,440)           897,715
                                                                            ------------     -------------

Increase (decrease) in cash                                                      (4,072)            26,625

Cash at beginning of period                                                       89,392               721
                                                                            ------------     -------------

Cash at end of period                                                       $     85,320     $      27,046
                                                                            ============     =============

Supplemental disclosure of non-cash investing and financing activities:
   Equity issued for deferred financing costs                               $     82,500     $         --
   Conversion of subordinate loan into equity                                    454,171               --
   Debenture paid with Laurus proceeds                                           250,000               --
   Payment of subordinate loan with proceeds of Laurus financing                 500,000               --
   Payment of term financing with proceeds of Laurus financing                   100,000               --
   Payment of accounts-receivable factor with proceeds of Laurus financing       470,762               --
   Prepaid expenses paid with proceeds of Laurus financing                        16,945               --
   Interest expense paid with Laurus financing                                    12,917               --
   Deferred financing costs paid with proceeds of Laurus financing               179,376               --
   Deferred financing costs associated with stock issuance                        50,000               --
   Issuance of warrants for deferred financing costs                             489,229               --
   Settlement of accounts payable with short term notes                          603,814               --
   Deferred financing costs issued in connection with subordinate loan            30,500               --
   Acquisition of equipment with long term debt                                  120,998               --

            The notes to the Consolidated Financial Statements are an
                       integral part of these statements.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1    BASIS OF PRESENTATION

The consolidated interim financial statements included herein have been prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission with regard to Regulation S-B and, in the opinion of management, include all adjustments which, except as described elsewhere herein, are of a normal recurring nature, necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results for interim periods are not necessarily indicative of results for the entire year. The financial statements presented herein should be read in connection with the financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements. These estimates and assumptions will also affect the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ materially based on any changes in the estimates and assumptions that the Company uses in the preparation of its financial statements that are reviewed no less than annually. Actual results could differ materially from these estimates and assumptions due to changes in environmental-related regulations or future operational plans, and the inherent imprecision associated with estimating such future matters.

2    GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a loss of $584,295 the nine months ended September 30, 2004 which included severance expenses of approximately $380,000. As of September 30, 2004 the Company had $85,320 in cash, and current liabilities exceeded current assets by $2,096,616 including $744,000 in liabilities that are convertible into equity. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management believes that it will begin to operate profitably due to improved operational results, cost cutting practices and the completion of the integration of the completed acquisitions in 2003. However, there can be no assurances that the Company will be successful in this regard or will be able to eliminate its working capital deficit or operating losses. The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

3    CERTAIN ACCOUNTING POLICIES

References to the "FASB", "SFAS" and "SAB" herein refer to the "Financial Accounting Standards Board," "Statements of Financial Accounting Standards," and the "SEC Staff Accounting Bulletin," respectively.

New Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 requires recording costs associated with exit or disposal activities at their fair values when a liability has been incurred. Under previous guidance, certain exit costs were accrued upon management's commitment to an exit plan, which is generally before an actual liability has been incurred. Adoption of SFAS 146 is required with the beginning of fiscal year 2003. The adoption of this statement did not have a significant impact on the Company's results of operations.

In November 2002, the FASB issued FASB Interpretation, FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that is has issued. Under FIN No. 45, recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year end. The adoption of FIN No. 45 did not have a significant impact on the Company's consolidated financial position or results of operations.

In December 2003, the FASB revised FIN No. 46, "Consolidation of Variable Interest Entities". FIN 46 clarifies Accounting Research Bulletin No. 51 for certain entities for which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company would currently be required to meet the disclosure requirements of this pronouncement. However, the Company has determined that it does not have a significant interest in such entities based on its analysis and assessment.

                      VERIDIUM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3    CERTAIN ACCOUNTING POLICIES (CONTINUED)

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liability and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liability and equity. It also requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 15, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. It is to be implemented by reporting a cumulative effect of a change in an accounting principle of financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 did not have any significant impact on the Company's consolidated financial position or results of operations.

Stock Based Compensation

In December 2002 the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosure in financial statements about the effects of stock based compensation. The other provisions of SFAS No. 148 are not expected to be applicable to the Company as the Company has not expressed intent to change its accounting for stock-based compensation.

SFAS No. 123 established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted only the disclosure requirement of SFAS No. 123 for employee issued options. No stock option based employee compensation costs are reflected in the Company's net loss, as all options granted had an exercise price equal to or greater than the market value of the Company's underlying common stock at the date of grant. Had the Company elected to recognize compensation cost based on fair value of the stock and stock options at the date of grant under SFAS 123, such costs would have been recognized ratably over the service period of the underlying instrument and the Company's net loss and net loss per common share would have decreased to the amounts indicated in the table below (which are not intended to be indicative of or a projection of future results):

                                                           For the Three Months Ended   For the Nine Months Ended
                                                                 September 30,                September 30,
                                                          ----------------------------------------------------------
                                                                 2004         2003           2004          2003
                                                          ----------------------------------------------------------
Net loss ...............................................   $  (471,463)   $   (34,272)   $  (584,295)   $(1,225,115)

Less: stock based employee compensation
expense determined under the fair
value method for all awards ............................          --         (590,331)          --         (940,460)
                                                           -----------    ------------   -----------    -----------

Pro forma net loss .....................................   $  (471,463)   $  (624,603)   $  (584,295)   $(2,165,575)
                                                           ===========    ============   ============    ===========


Basic and diluted net loss per common share, as reported   $     (0.02)   $     (0.00)   $     (0.02)   $     (0.09)
                                                           ===========    ============   ============    ===========


Reclassifications

Certain amounts reported in the 2003 consolidated financial statements have been reclassified to conform to the 2004 presentation.

Segment Information

The Company operates in a single segment as a full service provider of environmental services within the United States of America.

                     VERIDIUM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3    CERTAIN ACCOUNTING POLICIES (CONTINUED)

Goodwill and Intangible Assets

The Company accounts for its goodwill and intangible assets pursuant to SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS 142, intangibles with definite lives continue to be amortized on a straight-line basis over the lesser of their estimated useful lives or contractual terms. Goodwill and intangibles with indefinite lives are evaluated at least annually for impairment by comparing the asset's estimated fair value with its carrying value, based on cash flow methodology. Intangibles with definitive lives consist primarily of patents, which have useful lives and are subject to impairment testing in the event of certain indicators. An impairment in the carrying value of an asset is recognized whenever anticipated future cash flows (undiscounted) from an asset are estimated to be less than its carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value.

4    RELATED PARTY TRANSACTIONS

The Company utilizes the services of Candent Corporation (formerly Cyngularity Corporation), for development and administration of its various management information systems. Candent is majority-owned by the Company's Chairman's spouse. Such services approximated $39,000 and $112,500 for the nine months ended September 30, 2004 and 2003. During the second quarter 2003, the Company borrowed $262,500 from an immediate family member of the Chairman at an interest rate of 2% per year and an initial stated term of 5 years, $88,754 from officers for general working capital purposes, and issued debt in the amount of $370,000 pertaining to the acquisition by the Company of Metal Recovery Transportation, Corp., from its former Vice Chairman; these amounts were each subsequently converted into equity in the third and fourth quarters of 2003 (see Note 5, Financing Arrangements, below). During the second quarter 2004, the Company entered into severance agreements with key management personnel who are related parties. (See Severance Agreements, below)

5        FINANCING ARRANGEMENTS

The following summarizes the Company's financing arrangements as of September
30, 2004 and December 31, 2003:

                                                                               9/30/04        12/31/03
                                                                         ----------------------------------
Short-term borrowings
   Line of credit                                                         $      75,000       $     75,000
   Term financing                                                               345,353                 --
                                                                          -------------       ------------
     Total short-term borrowings                                          $     420,353       $     75,000

Current maturities of long-term debt:
   Term financing                                                               100,000            100,000
   Severance                                                                    166,909                 --
   Vehicle loans and other current obligations                                   82,726             73,162
                                                                          -------------       ------------
     Total current maturities of long-term debt                           $     349,635       $    173,162

Current portion of convertible debentures:
   AMRC debentures, 10% convertible debentures, currently due                   144,000            159,000
   CCS debenture, 12% convertible debentures, due May and July 2004             600,000            850,000
   Senior loan, variable interest rate convertible debenture                         --          1,203,000
   Subordinate loan, 12% convertible debentures                                      --            500,000
                                                                          -------------       ------------
     Total current portion of convertible  debentures                     $     744,000       $  2,712,000

Long-term debt:
   Term financing                                                               100,000            200,000
   Severance                                                                    170,641                 --
   Vehicle loans and other current obligations                                  221,856            170,883
                                                                          -------------       ------------
     Total long-term debt, net of current maturities                      $     492,497       $    370,883

Convertible debt, net of current portion:
   Laurus financing, 9% convertible debenture, due March 2007                 1,801,372                 --
   Senior loan, 10% rate convertible debenture, due March 2007                1,000,000                 --
   GCS debenture, 10% convertible debenture, due December 2008                1,184,065          1,184,065
   Subordinate loan, 12% convertible debenture, due December 2008             1,547,500          1,517,000
                                                                          -------------       ------------
     Total convertible debt, net of current portion                       $   5,532,937       $  2,701,065

                      VERIDIUM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

5    FINANCING ARRANGEMENTS (CONTINUED)

The following chart is presented to assist the reader in analyzing the Company's ability to fulfill its fixed debt service requirements as of September 30, 2004 and the Company's ability to meet such obligations:

Year                                                                     Amount
----
2005                                                              $   1,513,988
2006                                                                    252,231
2007                                                                  2,917,349
2008                                                                     43,718
2009                                                                  2,765,825
Thereafter                                                               46,311
                                                                  -------------

Total minimum payments due under current
  and long-term obligations                                       $   7,539,422
                                                                  =============

Short Term Borrowings

The Company has a variable interest rate, (6.25% at September 30, 2004), line of credit with a bank, which has an outstanding balance of $75,000 as of September 30, 2004, representing the entire line. The line matured on January 31, 2004, and the Company is currently renegotiating the terms of this facility.

Term Financing

During the first quarter 2004, the Company entered into a number of unsecured term facilities with trade vendors for outstanding accounts payable totaling about $0.5 million with a maturity date of December 31, 2004, about $0.3 million of which bears interest at 6% per year. The Company is in default of these agreements.

The Company has certain non-interest bearing term financing totaling $200,000, payable in two equal installments March 2005 and 2006. This obligation is secured by a first mortgage interest in the Company's Massachusetts property.

AMRC Debentures

These instruments, executed in December 2002 through December 2003, are 10% convertible debentures that are due on the first anniversary of each such debenture. The debentures are generally convertible at $1.00 per common share, with default provisions entitling the holder to penalty shares for the amount in default at $0.20 per share. One of these debentures were due in January 2004 in the initial amount of $50,000 is to the Company's former CFO. The Company is currently in default of this debenture.

CCS Debentures

In May 2003, the Company issued $0.85 million in subordinate convertible debentures to three institutional investors (the "CCS Debenture"). These debentures bear interest at 12% per year and are secured by the chairman's and certain related parties' common stock. The principal of the debenture and all accrued interest are convertible into common stock of the Company at the rate of $0.60 per share. During 2003, the Company was in default on this debt under various provisions of the agreement. As a result, the Company had accrued an increase in the additional interest rate to 25% per annum and penalties aggregating 4% per month from the date of the corresponding default as of December 31, 2003, which penalties were waived in March 2004 in connection with the completion of the Laurus Financing. $0.25 million of the principal of the CCS Debentures were redeemed in connection with the Laurus Financing (see below). The Company recognized a gain of approximately $0.19 million on the forgiveness of penalties. On June 30, 2004 the Company recognized an additional gain for the forgiveness of penalties totaling $0.07 million.

Senior Loan

On December 19, 2003, the Company closed on the first installment of the Senior Loan with GCS Investments, LLC ("GCS"). The Senior Loan is structured as a term loan with a principal of $1.5 million that matures and renews annually, and bears interest at 10% per year. Payments are of interest only and are payable monthly. The Senior Loan is secured by a priority position on substantially all of the Company's assets. Conditions precedent of this financing included the conversion of the majority of the Company's pre-consolidation debt and other liabilities into various forms of equity, including all obligations due to the Company's officers and its related parties for loans extended to the Company, deferred salaries, price-protection agreements in relation to previous loans and deferred salaries and any

                      VERIDIUM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

5    FINANCING ARRANGEMENTS (CONTINUED)

Senior Loan (contuned)

other and all liabilities due to the Company's officers and related parties. Additionally required were a cash-based management contribution, the unconditional personal guarantee of the Company's chairman and the conversion by GCS' affiliate of $1.184 million in debt into the GCS Debenture (see below). The Senior Loan is convertible into common stock of the Company at 100% of market at the time of any such conversion. GCS additionally received detachable warrants to purchase 500,000 shares of common stock that are exercisable at $0.40 per share and expire on December 19, 2008. The Company received $1.2 million of the funds under the Senior Loan in 2003 and the balance of $0.3 million in January 2004. GCS additionally received detachable warrants to purchase 500,000 shares of common stock that are exercisable at $0.40 per share and expire on December 19, 2008. The Senior Loan was decreased to a principal balance of $1.0 million in March 2004 in connection with the Laurus Financing (see below). GCS entered into a subordination agreement with the Laurus Funds in connection with the completion of the Laurus Financing.

GCS Debenture

In December 2003, and in connection with the requirements of the Senior Loan, GCS' affiliates converted $1.184 million in debt into convertible preferred securities of the Company (the "GCS Debenture"). This instrument is to be paid at a rate equal to 2% of the Company's gross annual revenue on a quarterly basis, provided that such payments, together with the interest payments paid to GCS on the Senior Loan, do not exceed 30% of the Company's EBITDA for such year. These payments shall continue to be made until the sum of all such payments is equal to $1.184 million, at which time this instrument will automatically convert into 30,000 shares of Subsidiary Preferred.

Subordinate Loan

The Company entered into an agreement to purchase their obligations due under the notes issued in connection with the purchase of the Environmental Services Division of R.M. Jones & Co., Inc. ("Jones") with a principal balance of $2.017 million in exchange for 1.25 million shares of common stock and $0.5 million. The Company's rights under the agreement were assigned to GCS in March 2004 in connection with the Company's completion of the Laurus Financing (see below). GCS received $0.5 million from the Laurus funding as a repayment of their Senior Loan and acquired about $1.5 million of this loan under the above agreement.

Laurus Financing

On March 31, 2004, the Company closed on a revolving fixed price convertible facility in the amount of $1.75 million with the Laurus Master Fund (the "Laurus Financing"). Structured like a standard receivables-based line of credit, this facility carries interest at prime plus 5%, subject to a floor of 9%, and a term of three years. At September 30, 2004, prime rate was 4.8%. The Company may convert debt into equity at a fixed conversion price equal to 110% of the fixed conversion price of $0.43 per share. The Company issued Laurus seven-year detachable warrants to purchase shares of the Company's common stock as follows:
450,000 at 115% of the fixed conversion price, 400,000 at 125% of the fixed conversion price and 250,000 at 135% of the fixed conversion price. The proceeds of the Laurus Financing were used to (a) repurchase outstanding accounts receivable subject to a factoring agreement (about $0.5 million), (b) repayment of the Senior loan in the amount of $0.5 million, and (c) pay down the CCS Debenture by $0.25 million.

Severance Agreements

The Company is party to certain severance agreements with key management personnel. These agreements require payment of annual base salary through December 2005 and certain Company benefits. The cost of these agreements total $382,480 of which $166,909 is recognized as a current liability with the balance to be paid over a number of years.

6    CHANGES IN STOCKHOLDERS' EQUITY

Anti-dilution and Price Protection Agreements

During 2003, in consideration for certain equity transactions, lenders and a vendor received price protection benefits and/or anti-dilution coverage as part of their equity instruments. As a result of these agreements, the Company was required to issue approximately 1,179,583 shares during second quarter 2004 and 439,000 during the third quarter for no consideration. Certain of these agreements extend into the future and it is anticipated that additional shares will be required to be issued in the future for no compensation under these agreements. At September 30, 2004, one investor has an anti-dilution agreement in place to maintain his current ownership percentage of common stock.

                     VERIDIUM CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Anti-dilution and Price Protection Agreements (continued)

In addition, two investors in connection with a prior acquisition have a price protection agreement which becomes effective only in the event of the Company's liquidation.

In December 2003, certain notes totaling $925,000 ("the NWR Debt") were converted into 92,500 shares of a non-voting class of preferred equity in the Company's American Metals Recovery, Corp. ("AMRC"), subsidiary (the "Subsidiary Preferred Equity"). Subsidiary Preferred Equity holders will receive a quarterly dividend ranging from 3% to 5% of AMRC's annualized revenue, limited to 30% of AMRC's operating income. The shares may not be liquidated or transferred. Shares of Subsidiary Preferred Equity may be redeemed by the Company with shares of the Company's common stock based upon the then-current market conditions at the time of any such redemption. There is no expiration date associated with the Company's redemption option.

7 COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company is party to certain employment agreements with its Chief Executive Officer and President and Chief Operational Officer. Each agreement calls for an annual base salary of $150,000, reimbursement of business expenses, use of a Company automobile, periodic bonuses, and participation in any employee benefits provided to all employees of the Company. The agreements renew annually.

Legal Proceedings

The Company is party to the matter entitled Somerset Hills Consultants, Inc., et al, v. KBF. The action was filed in the Supreme Court of the State of New York, February 13, 2002. The Verified Complaint seeks specific performance of certain agreements between the plaintiffs and the Company, plus attorney's fees and costs. The plaintiffs were awarded partial judgment during 2003 as to some issues which resulted in adjustment to the Company's litigation accrual during the period. The Company has issued 300,128 shares of its common stock into an escrow account pending final judgment in this matter. This matter was settled during the third quarter 2004 for 400,000 new shares of the Company's common stock being issued and about 120,000 of the shares held in escrow being cancelled.

The Company is party to the matter entitled Kerns Manufacturing Corp. v. KBF Pollution Management, Inc. The action was filed in the Supreme Court of the State of New York, August 14, 2003. The Verified Complaint seeks performance of certain agreements between the plaintiffs and the Company, plus attorney's fees and costs. The matter is ongoing and counsel is therefore unable to evaluate the probability of an unfavorable outcome or range of potential loss at this time. This matter relates to the Company's recent acquisition of Vulcan Waste Systems, Inc. from Kerns Manufacturing Corp. and the breach by Kerns of the terms and conditions of the relevant acquisition agreement. The Company incurred a loss in December 31, 2003 on its write-off of $1,890,000 of idle equipment connected to this transaction. The Company issued 1,350,000 shares of restricted common stock related to the Vulcan acquisition. Those shares remain outstanding and the Company is seeking to have them cancelled. The Company is currently pursuing the reversal of this acquisition and seeking the return of the common stock issued.

The Company assumed and is party to various other administrative enforcement proceedings for which the Company has accrued $239,000 in potential expenses. The Company is also involved with several collection matters in which the Company and vendors are seeking payment for services rendered and goods provided.

The Company is also subject to a number of legal actions with respect to non-payment of payables. This total in the aggregate is approximately $150,000.

Other Contingencies

The Company is subject to various regulatory requirements, including the procurement of requisite licenses and permits at its facilities. These licenses and permits without which the Company's operations would be adversely affected are subject to periodic renewal. The Company anticipates that, once a license or permit is issued with respect to a facility, the license or permit will be renewed at the end of its term if the facility's operations are in compliance with the applicable regulatory requirements.

Under the Company's insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. The deductible per occurrence for the workers' compensation, general liability and vehicle liability, as well as for environmental impairments, is $25,000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers

Under the Delaware General Corporation Law, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than a proceeding by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation. In an action by or in the right of the corporation to procure a judgment, the corporation may indemnify any person who was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made for (1) a threatened action or a pending action which is settled or otherwise disposed of or (2) any claim, issue or matter as to which such person had been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

No indemnification may be made if (1) a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of dishonesty and were material to the cause of action or (2) resulted in financial gain or other advantage to which he or she was not legally entitled.

Indemnification under the DGCL is not exclusive of other indemnification rights to which a director or officer may be entitled through a corporation's articles, bylaws, resolutions, or individual agreements.

         Our bylaws allow for indemnification to the full extent of the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.          Other Expenses of Issuance and Distribution

     Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

                                                                   Amount
                                                               ---------------
Registration Fee                                                $         222
Printing                                                                    *
Legal Fees and Expenses                                                     *
Accounting Fees and Expenses                                                *
Transfer Agents and Registrars Fees                                         *
                                                                -------------
     Total Fees                                                 $           *
                                                                =============

*        To be added by amendment.

         The above fees will be paid by us and not by the selling stockholders.

Item 26.          Recent Sales of Unregistered Securities

     We entered into a purchase agreement with the Laurus Funds dated March 31, 2004. Under the terms of the purchase agreement, Laurus purchased warrants to purchase 1,100,000 shares of our common stock and 9% convertible debentures. The debentures are currently convertible into 3,895,348 shares of our common stock. We also entered into purchase agreements with the CCS Investors in May and July 2003. Under the terms of the purchase agreement, the CCS Investors purchased warrants to purchase 1,075,000 shares of our common stock and 12% convertible debentures. The debentures are currently convertible into 1,000,000 shares of our common stock. We relied on the exemption form registration with the Securities and Exchange Commission provided under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D.


Item 27.          Exhibits

Exhibit Number                 Description

3.1                            Certificate of Incorporation *
3.1(a)                         Certificate of Designation for Series A Preferred Stock *
3.1(b)                         Certificate of Designation for Series B Preferred Stock *
3.2                            Bylaws *
3.3                            Plan of Merger *
4.1                            Form of Common Stock Certificate
4.2                            Convertible Debenture issued to Laurus *
4.3                            Warrant issued to Laurus *
4.4                            Convertible Debenture issued to CCS *
4.5                            Warrants issued to CCS *
5.1                            Opinion of McCarter & English, LLP
10.1                           Registration Rights Agreement with Laurus *
10.2                           Security Agreement with Laurus *
23.1                           Consent of WithumSmith + Brown, P.C.
23.2                           Consent of  McCarter & English,  LLP  (included  in Exhibit  5.1 to this  Registration
                               Statement)


* Exhibits incorporated by reference from initial filing.

Item 28.          Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Paterson, New Jersey, on May 28, 2004.

VERIDIUM CORPORATION

              /S/      KEVIN E. KREISLER
              --------------------------
By:                    KEVIN E. KREISLER
                       Chairman and Chief Executive Officer
Date:                  December 1, 2004

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints Kevin Kreisler as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefore, may lawfully do or cause to be done by virtue thereof.

VERIDIUM CORPORATION

                /S/      KEVIN E. KREISLER
                --------------------------
By:                      KEVIN E. KREISLER
                         Chairman and Chief Executive Officer
Date:                    December 1, 2004

                /S/      JIM GREEN
                ------------------
By:                      JIM GREEN
                         President, Chief Operational Officer and
                          Acting Chief Financial Officer
Date:                    December 1, 2004

                /S/      RICHARD KRABLIN
                ------------------------
By:                      RICHARD KRABLIN
                         Secretary and Chief Compliance Officer
Date:                    December 1, 2004

                /S/      JAMES HANRAHAN
                         Director
Date:                    December 1, 2004

                /S/      STEPHEN LEWEN
                         Director
Date:                    December 1, 2004